UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE BABCOCK & WILCOX COMPANY
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13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

March 20, 2015

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of The Babcock & Wilcox Company, which will be held on Friday, May 1, 2015, at The Ballantyne Hotel in the Carolina Room, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, commencing at 9:30 a.m. local time. The Notice of Annual Meeting and Proxy Statement following this letter describe the matters to be acted on at the meeting.

We are utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows us to furnish proxy materials to you via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2015 Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person for the 2015 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

E. JAMES FERLAND
President & Chief Executive Officer

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 1, 2015.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

THE BABCOCK & WILCOX COMPANY

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of the Stockholders of The Babcock & Wilcox Company, a Delaware corporation, will be held at The Ballantyne Hotel in the Carolina Room, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on Friday, May 1, 2015, at 9:30 a.m. local time, in order to:

(1) elect Jan A. Bertsch, Thomas A. Christopher and Stephen G. Hanks as Class II directors of our Board of Directors;

(2) hold an advisory vote on the compensation of our named executive officers;

(3) ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(4) transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 10, 2015, you are entitled to vote at the meeting and at any adjournment thereof.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 20, 2015, we mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 10, 2015 and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice or may request a printed set of our proxy materials. The Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, we have enclosed a copy of our 2014 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

By Order of the Board of Directors,

JAMES D. CANAFAX
Corporate Secretary

Dated: March 20, 2015

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	9:30 a.m., May 1, 2015
• Place	The Ballantyne Hotel Carolina Room 10000 Ballantyne Commons Parkway Charlotte, North Carolina 28277
• Record Date	March 10, 2015
• Voting	Shareholders on the record date are entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
• Attendance	All stockholders as of the record date and their duly appointed proxies may attend the meeting.

Meeting Agenda

•	Election of three Class II directors
•	Advisory vote on the compensation of our named executive officers
•	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015
•	Transaction of other business that may properly come before the meeting

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of three Class II directors	FOR EACH NOMINEE	4
Advisory vote on the compensation of our named executive officers	FOR	24
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015	FOR	70

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

(i)

Director Nominees

The Board of Directors has nominated three candidates to serve a three-year term expiring in 2018. The following table provides summary information about each director nominee. Director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors. However, the Board of Directors has adopted a majority voting policy, which provides that any nominee for director in an uncontested director election who receives a greater number of votes “withheld” from his or her election than votes “for” such election (even if he or she is properly elected under our bylaws) must promptly tender a letter of resignation for consideration by our Board of Directors. The Board of Directors must then act to accept or reject this letter within 90 days following the certification of the stockholder vote at our annual meeting. The Board of Directors has determined that each director nominee is independent.

Nominee	Age	Director Since	Principal Occupation	Committee(s)
Jan A. Bertsch	58	2013	• Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation	• Audit and Finance • Compensation
Thomas A. Christopher	70	2011	• Former Vice Chairman and Former President and Chief Executive Officer of Areva NP Inc. • Former member, Board of Directors for the Nuclear Energy Institute	• Governance • Safety and Security
Stephen G. Hanks	64	2010	• Former President and Chief Executive Officer, Washington Group International, Inc. • Member, Board of Directors of Lincoln Electric Holdings, Inc. and McDermott International, Inc.	• Governance (Chair) • Compensation

Ms. Bertsch, Mr. Christopher and Mr. Hanks attended 100% of the meetings of the Board of Directors and of the committees on which they each served during 2014.

2014 Board and Committee Summary

	Members	Independence	Meetings
Board of Directors	9	89%	15
Audit and Finance Committee	3	100%	7
Compensation Committee	4	100%	7
Governance Committee	3	100%	8
Safety and Security Committee	4	100%	6

Advisory Vote on the Compensation of our Named Executive Officers

We hold an annual vote on executive compensation. Last year, we received the support of our stockholders with over 96% of the votes cast in favor of our executive compensation program and have maintained the same general approach as to 2014 executive compensation. Accordingly, we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. We generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

(ii)

We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2014. We believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

Ratification of Auditors

Our Board of Directors has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2015. Below is summary information of Deloitte’s fees for fiscal years 2014 and 2013 services.

Service	2014	2013
Audit	$3,594,705	$3,322,005
Audit-Related	$2,766,997	$95,277
Tax	$428,206	$539,558
All Other	$0	$0
Total	$6,789,908	$3,956,840

2014 Named Executive Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer, and our next three most highly compensated executive officers for the year ended December 31, 2014, as determined by the rules of the Securities and Exchange Commission. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this proxy statement.

Name	Salary	Bonus	Stock & Option Awards	Non-Equity Incentive Bonus	Change in Pension Value	All Other Compensation	Total Compensation
E. James Ferland,	$937,500	N/A	$4,619,908	$1,090,031	N/A	$252,219	$6,899,658
President, Chief Executive Officer & Director
Anthony S. Colatrella,	$507,975	N/A	$1,099,959	$427,695	N/A	$111,328	$2,146,957
Senior Vice President & Chief Financial Officer
James D. Canafax,	$470,000	N/A	$802,962	$346,713	N/A	$84,865	$1,704,540
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Peyton S. Baker,	$447,917	N/A	$659,263	$432,048	$704,059	$53,889	$2,297,176
President & Chief Operating Officer, Babcock & Wilcox Government and Nuclear Operations, Inc.
Elias Gedeon,	$250,000	$200,000	$327,862	$184,425	N/A	$507,956	$1,470,243
Senior Vice President and Chief Business Development Officer

(iii)

GENERAL INFORMATION

Our Board has made these materials available to you over the Internet or, upon your request, has mailed you a printed version of these materials in connection with our 2015 Annual Meeting of Stockholders, which will take place on May 1, 2015. We mailed the Notice of the Annual Meeting to our stockholders on March 20, 2015, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

We have sent or provided access to the materials to you because our Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $23,500. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the Thrift Plan for Employees of B&W and Participating Subsidiary and Affiliated Companies (our “Thrift Plan”) and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected March 10, 2015 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the New York Stock Exchange, the election of directors and the advisory vote on compensation of executive officers are not considered routine matters. That means that brokers may not vote your shares in the election of directors or in the advisory vote on compensation if you have not given your broker specific instructions as to how to vote and your shares will not be represented in those matters. Please be sure to give specific voting instructions to your broker.

On the record date, 106,876,905 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or in person at the Annual Meeting. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote or Revoke Your Proxy

For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.

For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the record date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted On

We are asking you to vote on the following:

•	the election of Jan A. Bertsch, Thomas A. Christopher and Stephen G. Hanks to Class II of our Board;

•	an advisory vote on the compensation of our named executive officers (“Named Executives”); and

•	the ratification of our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Vote Required

In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Under our bylaws, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors. Abstentions and broker non-votes with respect to the election of directors do not count as votes cast. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. However, our Board has adopted a majority voting policy, which provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election (even if he or she is properly elected under our bylaws) must promptly tender a letter of resignation for consideration by our Board. The Board must then act to accept or reject this letter within 90 days following the certification of the stockholder vote at our annual meeting.

For the proposal on executive compensation, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on this proposal. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on this proposal, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on this proposal.

For the proposal to ratify the appointment of Deloitte, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.

How Votes are Counted

For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of the Board’s nominees; (2) “FOR” the approval of the compensation of our Named Executives; (3) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm. Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Certificate of Incorporation provides for the classification of our Board into three classes, with the term of one class expiring each year. Currently, our Board of Directors is comprised of the following nine members:

Name	Class	Year Term Expires
Jan A. Bertsch	Class II	2015
Thomas A. Christopher	Class II	2015
Stephen G. Hanks	Class II	2015
John A. Fees	Class III	2016
Richard W. Mies	Class III	2016
Larry L. Weyers	Class III	2016
E. James Ferland	Class I	2017
Brian K. Ferraioli	Class I	2017
Robert L. Nardelli	Class I	2017

The term of office of our Class II directors will expire at this year’s Annual Meeting. The current Class II directors are Jan A. Bertsch, Thomas A. Christopher and Stephen G. Hanks. Ms. Bertsch and Mr. Christopher were appointed to the Board and assigned to Class II in June 2013 and September 2011, respectively, and are both standing for election at the annual meeting. Mr. Hanks was elected to our Board on July 2, 2010 in connection with our spin-off from McDermott International, Inc. (“McDermott”). Accordingly, on the nomination of our Board following the recommendation of the Governance Committee, Ms. Bertsch and Messrs. Christopher and Hanks will each stand for election as a Class II director for a term of three years. Each nominee has consented to serve as a director if elected.

Ms. Bertsch is the only director nominee standing for election for the first time at the Annual Meeting. Ms. Bertsch was identified as a potential nominee by a third-party search firm, which our Board engaged to assist with identifying and evaluating potential director nominees.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our board of directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

Set forth below and on the following pages is certain information (ages are as of May 1, 2015) with respect to each nominee for election as a director and each director of our company who will continue to serve as a director after this year’s Annual Meeting, including the specific experience, qualifications and skills considered by the Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director.

Class II Nominees

Jan A. Bertsch	Director Since 2013
Age — 58 Audit and Finance Committee — Member Compensation Committee — Member

Since March 2012, Ms. Bertsch has served as the Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation, a leading life science and high technology company that in September 2014 entered into a definitive acquisition agreement to become an indirect wholly-owned subsidiary of Merck KGaA, a high-tech pharmaceutical, chemical and life science company. Before joining Sigma-Aldrich, Ms. Bertsch served as Vice President, Controller and Principal Accounting Officer of Borg Warner, Inc., from August 2011 to February 2012 and as Vice President and Treasurer from December 2009 to July 2011. Prior to that, Ms. Bertsch spent several years as Senior Vice President, Treasurer and Chief Information Officer for Chrysler Group, LLC, and Chrysler LLC, where she worked proactively with a number of constituents to determine a solution to Chrysler’s long-term viability.

Ms. Bertsch has held numerous advisory roles in the academic, technological, and major manufacturing industries. With more than 35 years of experience, Ms. Bertsch brings extensive corporate finance, strategic planning, restructuring and international experience to our Board. The depth and breadth of her professional career in the life science, automotive and manufacturing industries, with a keen focus on operational enhancements, cost reduction strategies and revenue generation for Fortune 500 and Fortune 1000 companies, make her a valuable addition to the Board.

Thomas A. Christopher	Director Since 2011

Age — 70 Governance Committee — Member Safety and Security Committee — Member

Following his retirement in 2009, Mr. Christopher has provided independent consultant services to various nuclear industry participants. He also teaches a graduate level course in nuclear power key management principles at the University of Pittsburgh. From January 2009 until his retirement in June 2009, Mr. Christopher served as the Vice Chairman of Areva NP Inc. (“Areva”), a commercial nuclear power engineering, fuel and nuclear services company. Previously, he served as Areva’s President and Chief Executive Officer from April 2000 to January 2009 and served on Areva’s global Executive Committee in France from January 2005 until December 2008. Prior to joining Areva in 2000, Mr. Christopher served as Vice President and General Manager of Siemens/Westinghouse Power Services Divisions since August 1998, Vice President and General Manager of Westinghouse Energy Services Divisions from January 1996 until August 1998, and Vice President and General Manager of Westinghouse Global Nuclear Service Divisions from July 1982 until December 1996. Mr. Christopher also spent six years with the U.S. Navy as an officer in the nuclear submarine force, holding the naval reactors engineer certification.

Mr. Christopher is currently a member of the board of directors of EPM Holdings Inc., a nuclear engineering company. He previously served on the Executive Committee of the Board of Directors for the Nuclear Energy Institute from 2004 to 2008.

Mr. Christopher brings an extensive and unique understanding of nuclear energy, fossil power operations and power engineering to the Board, both as a business executive and as a former engineering officer in the U.S Navy’s nuclear submarine force. He is experienced in managing international operations for energy services companies throughout the world. Mr. Christopher’s management experience and technical background in the nuclear energy industry make him well qualified to serve on our Board.

Stephen G. Hanks	Director Since 2010
Age — 64 Lead Independent Director Compensation Committee — Member Governance Committee — Chairman

Mr. Hanks is the former President and CEO of Washington Group International, Inc. (“Washington Group”), a global integrated engineering, construction and management services company, which merged with URS Corporation. He also served on its Board of Directors. Mr. Hanks has been retired since January 2008 and serves as a member of the board of directors of Lincoln Electric Holdings, Inc. (since 2006) and McDermott International, Inc. (“McDermott”) (since 2009).

Mr. Hanks brings to the Board valuable operations, industry and legal experience from one of the companies in our peer group through his 30 year background with Washington Group and its predecessor, Morrison Knudsen Corporation. He also provides financial experience, having served as Chief Financial Officer of Morrison Knudsen Corporation, and public company board experience through his service on the boards of Lincoln Electric Holdings, Inc. and McDermott.

Our Board recommends that stockholders vote “FOR” the Class II nominees named above.

Class I Directors

E. James Ferland	Director Since 2012
Age — 48 President & Chief Executive Officer

Mr. Ferland has been our President and Chief Executive Officer since April 2012. Prior to joining the Company, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the Board of Directors of Actuant Corporation since August 2014.

Mr. Ferland is an experienced executive with a utility leadership background that includes both regulated and merchant operations. He has led organizations that generate power (coal, nuclear, gas, renewables), transmit power and trade power. He also has extensive supplier leadership experience in commercial nuclear power, manufacturing, engineering and field services. Early in his career he performed startup testing and operated the nuclear power systems B&W currently builds for the Navy. With more than 24 years of senior management and engineering experience in diversified industries, he brings valuable perspectives to all industries in which we operate. As our current President and Chief Executive Officer, his service on our Board facilitates the oversight of the Company’s business and affairs.

Brian K. Ferraioli	Director Since 2013
Age — 59 Audit and Finance Committee — Chairman Compensation Committee — Member

Mr. Ferraioli has served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company supporting the energy, hydrocarbons, power, mineral, civil infrastructure, government services, industrial and commercial markets, since October 2013. Prior to joining KBR, Inc., he served as Executive Vice President and Chief Financial Officer of The Shaw Group, Inc., a former NYSE listed global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services to a diverse client base that includes regulated electric utilities, independent and merchant power producers, government agencies, multinational and national oil companies, and industrial corporations. Mr. Ferraioli was with Shaw from July 2007 until February 2013 when the company was acquired by Chicago Bridge & Iron Company N.V. His earlier positions include Vice President and Controller for Foster Wheeler, AG, a global engineering and construction company and Vice President and Chief Financial Officer of Foster Wheeler USA and of Foster Wheeler Power Systems, Inc.

Mr. Ferraioli has over 35 years of experience in senior level finance and accounting roles in the engineering and construction industry. In addition, his extensive background with publicly traded companies from our peer group makes him a valuable addition to our Board.

Robert L. Nardelli	Director Since 2014
Age — 66 Safety and Security Committee — Member

Mr. Nardelli is the Founder and CEO of XLR-8, LLC, an investment and consulting company, which he formed in 2012. He is also Senior Advisor to the founder of Cerberus Capital Management, L.P. (“Cerberus”), a private equity firm, and has held several senior positions with Cerberus and Cerberus Operations and Advisory Company, LLC since 2007. Mr. Nardelli served as Chairman and CEO of Chrysler LLC from 2007 until 2009 and served as Chairman, President and CEO of The Home Depot, Inc. from 2000 to 2007. Previously, Mr. Nardelli held several senior executive positions with General Electric Company.

Mr. Nardelli has served on the boards of directors of The Home Depot (2000-2007), The Coca-Cola Company (2002 to 2005) and Chrysler LLC (2007-2009).

Mr. Nardelli has over 40 years of global operating and financial experience, including with large publicly traded manufacturing companies. This experience combined with his past service on the board of directors of several other publicly traded companies provides a meaningful perspective to our Board.

Class III Directors

John A. Fees	Director Since 2010
Age — 57 Non-Executive Chairman Safety and Security Committee — Member

Mr. Fees is the Chairman of our Board of Directors and has served in that capacity since July 2010. From October 2008 to July 2010, he was Chief Executive Officer and a director of McDermott, where he led the company and McDermott’s board through the separation of the company into two publicly traded companies by the spin-off of B&W to McDermott’s shareholders. Prior to becoming McDermott’s Chief Executive Officer in 2008, Mr. Fees led a distinguished career at B&W for over 31 years. During his time with B&W, Mr. Fees held numerous management and executive positions within B&W when it was a McDermott subsidiary. He has led initiatives to acquire key assets for the company, divest non-performing businesses, and create significant shareholder value in the B&W operating businesses. Mr. Fees serves on the Board of Brookfield Infrastructure Partners.

Mr. Fees’ service as Chief Executive Officer of McDermott and member of McDermott’s board of directors makes him well qualified to serve as Chairman of the Board of B&W. Mr. Fees has critical expertise in government businesses, management of international businesses, development of technology, and nuclear technology. He maintains key relationships important to the business of the company.

Richard W. Mies	Director Since 2010
Age — 70 Governance Committee — Member Safety and Security Committee — Chairman

Admiral Mies completed a distinguished 35-year career in the US Navy in 2002. A nuclear submariner, he commanded US Strategic Command for four years prior to his retirement. He subsequently served as a Senior Vice President and Deputy Group President of Science Applications International Corporation (SAIC) from 2002 until 2007 and also served as the President and Chief Executive Officer of Hicks and Associates, a wholly owned subsidiary of SAIC. Since 2007, he has served as the CEO and President of The Mies Group, Ltd, a consulting firm that provides strategic planning and risk assessment advice and assistance to clients on international security, energy, defense, and maritime issues. He served as the Chairman of the Department of Defense Threat Reduction Advisory Committee from 2004-2010. He presently serves as the Chairman of the Strategic Advisory Group for US Strategic Command and Chairman of the Board of the Naval Submarine League. He is a member of the Committee on International Security and Arms Control of the National Academy of Sciences, the Boards of Governors of Los Alamos National Laboratory (LANL) and Lawrence Livermore National Laboratory (LLNL), and the US Naval Academy Foundation. He has also been a member of the board of directors of Exelon Corporation since 2009 and served as a director of McDermott from August 2008 to July 2010.

Admiral Mies’ distinguished leadership as the senior operational commander of the U.S. Submarine Force and Commander in Chief of U.S. Strategic Command, his extensive business experience at SAIC as a provider of scientific and engineering applications for national security, energy, and environment, and his service on the Boards of Governors of LANL and LLNL as well as his service on advisory boards to the Department of Defense provide an extensive and unique understanding of the U.S. Government, our single largest customer.

Larry L. Weyers	Director Since 2010
Age – 69 Audit and Finance Committee — Member Compensation Committee — Chairman

In March 2010, Mr. Weyers retired as Chairman of Integrys Energy Group, Inc. (previously WPS Resources Corporation), a holding company with operations providing products and services in regulated and nonregulated energy markets. Previously, he served as its Chairman, President and Chief Executive Officer from February 1998 to December 2008, having joined Wisconsin Public Service Corporation, a utility subsidiary of Integrys Energy Group, Inc., in 1985. From 1998 through 2007, Mr. Weyers used internal growth and acquisitions to increase revenues from $878 million to $10.3 billion, increase income from $53.7 million to $251.3 million, and increase market cap from $808 million to $3.9 billion. The average annual return to shareholders exceeded 10%.

Mr. Weyers has served on boards in banking, hospital administration, electric transmission, the paper industry and insurance. Throughout his career he has served on numerous not-for-profit boards. Since July 2010, he has served as Vice President and Lead Director of the board of directors of Green Bay Packers, Inc., on which he has served since 2003.

Mr. Weyers brings a wealth of experience in the nuclear and fossil fuel power generation industries to the Board and possesses substantial corporate leadership and governance skills. Having served over 24 years with Integrys Energy Group, Inc., he has extensive knowledge of the utility industry and provides a valuable resource for our power generation operations.

There are no family relationships among any of our executive officers, directors and director nominees.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.” The corporate governance section contains the following documents:

Bylaws

Corporate Governance Principles

Code of Business Conduct

Code of Ethics for Chief Executive Officer and     Senior Financial Officers

Board of Directors Conflict of Interest Policies     and Procedures

Audit and Finance Committee Charter

Compensation Committee Charter

Governance Committee Charter

Safety and Security Committee Charter

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require our Board to consist of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Highlights.”

Based on these independence standards, our Board has determined that the following directors are independent and meet our categorical standards:

Jan A. Bertsch	Stephen G. Hanks
Thomas A. Christopher	Richard W. Mies
John A. Fees	Robert L. Nardelli
Brian K. Ferraioli	Larry L. Weyers

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers has no current relationship with B&W except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Mr. Nardelli is a former chairman and chief executive of an entity with which we transacted business in the ordinary course during the past three years. Mr. Hanks and Admiral Mies are directors of entities with which we transact business in the ordinary course. Ms. Bertsch and Mr. Ferraioli are each officers of entities with which we have transacted business in the ordinary course during the last three years. Admiral Mies also serves on the board for two limited liability companies in which we own minority interests, but which we do not control or have the right to appoint board members. Our Board also considered unsolicited contributions by us to charitable organizations with which the directors were associated. Admiral Mies serves as a director of a charitable organization to which we made contributions between 2012 and 2014 in the usual course of our annual giving programs. Mr. Hanks is a director of McDermott, which was our parent company prior to our spin-off on July 30, 2010.

Board Function, Leadership Structure and Executive Sessions

The mission of our Board is to promote the best interests of the Company’s stockholders through oversight of the management of the Company’s business and affairs.

Our Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. Our Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. Currently, the roles are separate, with Mr. Fees serving as our Chairman and Mr. Ferland as our Chief Executive Officer. Our Board believes that this leadership structure is appropriate for us at this time because it allows Mr. Ferland to set our strategic direction and manage our day-to-day operations and performance. This leadership structure also allows Mr. Fees, who has over 30 years of experience with our company and prior public company board service with McDermott, to set the Board’s agenda, in coordination with our Lead Independent Director, and independently lead the Board in its oversight of management.

The Lead Independent Director is appointed by the independent directors and has the following responsibilities:

•	presides over all Board meetings at which the Chairman is not present and all executive sessions attended only by independent directors;

•	serves as liaison between the independent directors and the Chief Executive Officer and the Chairman;

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.

Our independent directors meet in executive session without management on a regular basis.

The Role of the Board in Succession Planning

The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Governance Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers. From time to time, the Board also retains an executive search firm as part of its normal succession planning function.

The Role of the Board in Risk Oversight

As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Risk Management group. The program facilitates the process of reviewing key external, strategic, operational and financial risks as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. To assist with aspects of risk oversight, the Board established the Safety and Security Committee, which oversees the safety, security and reliability of our business operations with specific focus on environmental, regulatory, safety, and security matters. The Audit and Finance Committee further assists the Board in fulfilling its oversight responsibility in the areas of financial reporting and by meeting periodically with management to review financial risk exposures and discuss B&W’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs in consultation with management and its outside compensation consultant.

Communication with the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o The Babcock & Wilcox Company, Corporate Secretary’s Office, 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. All such communications shall be forwarded to the independent directors for their review, except for communications that (1) are unrelated to the Company’s business, (2) contain improper commercial solicitations, (3) contain material that is not appropriate for review by the Board based upon the Company’s Bylaws and the established practice and procedure of the Board, or (4) contain other improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Board of Directors.”

Board of Directors and Its Committees

Our Board met fifteen times during 2014. All directors attended 85% or more of the meetings of the Board and of the committees on which they served during the time they served on the Board in 2014. In addition, as reflected in our Corporate Governance Principles, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All of our current directors attended our 2014 Annual Meeting.

Our Board currently has, and appoints the members of, standing Audit and Finance, Compensation, Governance and Safety and Security Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investor Relations — Corporate Governance — Highlights.”

The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. Our Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.

Audit and Finance Committee:

Mr. Ferraioli (Chairman)

Ms. Bertsch

Mr. Weyers

During 2014, the Audit and Finance Committee met seven times. The Audit and Finance Committee’s role is financial and risk oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit and Finance Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The committee provides oversight of (1) our compliance with legal and regulatory financial requirements; (2) our guidelines, policies and processes to assess and manage the company’s exposure to risks in general, including financial risks; and (3) our financial strategies and structure. In addition, in 2013 the

Audit and Finance Committee assumed general oversight of B&W’s ethics and compliance program from the Governance Committee, expanding the Audit and Finance Committee’s responsibilities beyond those aspects of the program relating to financial, accounting and internal control matters.

The Audit and Finance Committee also reviews and oversees financial policies and financial strategies, mergers, acquisitions, financings, liabilities, investment performance of our pension plans and the capital structures of B&W and its subsidiaries. Generally, the Audit and Finance Committee has responsibility over many activities involving up to $25 million. For such activities involving amounts over $25 million, the Audit and Finance Committee will review the activity and make a recommendation to the Board.

Our Board has determined that Messrs. Ferraioli and Weyers and Ms. Bertsch each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.

Compensation Committee:

Mr. Weyers (Chairman)

Ms. Bertsch

Mr. Ferraioli

Mr. Hanks

During 2014, the Compensation Committee met seven times. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs. The Compensation Committee also oversees the annual evaluation of our Chief Executive Officer in conjunction with the Governance Committee.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs work to retain and to motivate our employees at appropriate levels of business risk, which risks are generally mitigated through some of the following features:

•	Reasonable and Balanced Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of employees provides reasonable compensation opportunities with an appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•

Emphasis on Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation, to the extent awarded, typically makes up a larger percentage of an employee’s target total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of employees with those of stockholders. By tying a significant portion of total direct compensation to long-term incentives typically over a three-year period, we promote longer-term perspectives regarding company performance.

•

Long-Term Incentive Compensation Subject to Forfeiture for Bad Acts — The Compensation Committee may terminate any outstanding stock award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•

Most Annual and Long-Term Incentive Compensation Subject to Clawbacks — Since 2011, incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•

Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation to avoid an over-emphasis on short- term decision making. The maximum payout for both the annual and long-term incentive compensation is capped at 200% percent of target.

•

Use of Multiple and Appropriate Performance Measures — We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial, safety and individual goals. Historically, our principal financial performance measures have been based on operating income, return on invested capital and earnings per share. However, in 2014 we also added relative total shareholder return as an additional performance measure. Operating income and return on invested capital maintain the focus on operational performance while earnings per share maintains a focus on longer-term metrics that help drive stockholder value.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee administers our Executive Incentive Compensation Plan (the “EICP”), under which it awards annual cash-based incentive compensation to our officers based on the attainment of annual performance goals. Our Compensation Committee approves, among other things, target EICP compensation and financial and, in conjunction with the Safety and Security Committee, safety goals for each officer. The committee also approves individual goals for EICP compensation for our Chief Executive Officer. Our Chief Executive Officer establishes EICP individual goals for the Presidents of principal operating groups and other executive officers. This committee also administers our 2010 Long-Term Incentive Plan (as amended, the “2010 LTIP”), and may delegate some of its duties (other than awards to directors under the 2010 LTIP) to our Chief Executive Officer or other senior officers.

The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. Since November 2010, the Compensation Committee

has engaged Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. For 2014, Hay Group assisted the Compensation Committee with:

•	advice and analysis on the design, structure and level of executive and director compensation;

•	review of market survey and proxy compensation data for benchmarking;

•	advice on external market factors and evolving compensation trends; and

•	assistance with regulatory compliance and changes regarding compensation matters.

Hay Group attends the Compensation Committee meetings, including executive sessions. Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Hay Group. Hay Group did not perform any other services for us during 2014.

Following a review of the independence of Hay Group, the Compensation Committee concluded that no conflict of interest exists with respect to the work of Hay Group. The Compensation Committee re-engaged Hay Group as its outside consultant for executive and director compensation matters for 2014. See the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this proxy statement for information about our 2014 executive officer compensation, including a discussion of the role of the compensation consultant.

Compensation Committee Interlocks and Insider Participation

No director who served as a member of the Compensation Committee during the year ended December 31, 2014 (Messrs. Christopher, Hanks and Weyers and Ms. Bertsch) (1) was during such year, or had previously been, an officer or employee of B&W or any of its subsidiaries or (2) had any material interest in a transaction of B&W or a business relationship with, or any indebtedness to, B&W. None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Board.

Governance Committee:

Mr. Hanks (Chairman)

Mr. Christopher

Adm. Mies

During 2014, the Governance Committee met eight times. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to our Board; and (3) oversee the annual evaluation of our Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists our Board with management succession planning and director and officer insurance coverage.

Director Nomination Process

Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his/her personal and professional life;

•	professional accomplishment in his/her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•

preparedness to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.

The Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.

Our bylaws provide that (1) a person shall not be nominated for election or reelection to our Board if such person shall have attained the age of 72 prior to the date of election or re-election and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior level executive officers, individuals personally known to the members of the Board and independent director candidate search firms.

In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.”

The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board.

Safety and Security Committee:

Adm. Mies (Chairman)

Mr. Christopher

Mr. Fees

Mr. Nardelli

During 2014, the Safety and Security Committee met six times. This committee has general oversight responsibility regarding the safety, security and reliability of our business operations with specific focus on environmental, regulatory, safety and security matters. In the performance of its responsibilities the committee will review reports and information from management and others and visit key operating facilities and, where appropriate, meet with regulatory authorities. The Safety and Security Committee has the authority to engage outside consultants or other advisors to assist it in the discharge of its responsibilities.

COMPENSATION OF DIRECTORS

The table below summarizes the compensation earned by or paid to our non-employee directors only for services as a member of our Board for the year ending December 31, 2014. Effective at our 2014 annual meeting, Messrs. Goldman and McWilliams retired from our Board. Additionally, in 2014 Ms. Pramaggiore notified the Board of her decision not to stand for re-election at our 2014 annual meeting, at which time her term of office expired. Directors who are also our employees do not receive any compensation for their service as directors.

DIRECTOR COMPENSATION TABLE

Name of Non-Employee Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Jan A. Bertsch	$99,500	$119,968	$2,719	$222,187
Thomas A. Christopher	$101,500	$119,968	$6,614	$228,082
John A. Fees	$272,500	$119,968	$7,133	$399,601
Brian K. Ferraioli	$113,500	$119,968	$5,003	$238,471
Robert W. Goldman	$37,000	—	$11,103	$48,103
Stephen G. Hanks	$133,250	$119,968	$2,042	$255,260
D. Bradley McWilliams	$40,000	—	$10,000	$50,000
Richard W. Mies	$116,500	$119,968	$7,530	$243,998
Robert Nardelli	$69,000	$119,968	$1,279	$190,247
Anne R. Pramaggiore	$26,000	—	$10,000	$36,000
Larry L. Weyers	$112,250	$119,968	$1,618	$233,836

(1)	See “Fees Earned or Paid in Cash” below for a discussion of the amounts reported in this column.
(2)	See “Stock Awards” below for a discussion of the amounts reported in these columns.
(3)	See “All Other Compensation” below for a discussion of the amounts reported in this column.

During 2014, non-employee director compensation generally consisted of cash and equity. The compensation of our non-employee directors under our current non-employee director compensation program is described in more detail below.

Fees Earned or Paid in Cash.    Under our current director compensation program, non-employee directors are eligible to receive the following cash compensation:

•	an annual retainer of $90,000 (formerly $70,000), paid in quarterly installments and prorated for partial terms; and

•

for members of the Safety and Security Committee, a fee of $1,500 for each site-visit meeting of the Safety and Security Committee personally attended (formerly (1) a fee of $2,500 for each Board meeting a director personally attended ($1,000 if by telephone) following the eighth Board meeting held in the twelve months following our annual meeting of stockholders; and

(2) $1,500 for each meeting of a committee of which they are a member and personally attended ($1,000 if by telephone)).

The chairs of Board committees, the Lead Independent Director and the Non-Executive Chairman receive additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of the Audit and Finance Committee: $20,000;

•	the chair of each of the Compensation, Governance, and Safety and Security Committees: $15,000;

•	the Lead Independent Director: $25,000; and

•	the Non-Executive Chairman: $175,000.

Under our Supplemental Executive Retirement Plan (as amended and restated, “SERP”), directors may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections. Directors are 100% vested in their deferral accounts at all times. Mr. Nardelli, Mr. Ferraioli, Ms. Bertsch and Admiral Mies elected to defer 100% of their retainer and fees in 2014; Ms. Pramaggiore elected to defer 100% of her fees in 2014. No other director made a deferral election with respect to their retainer or fees in 2014. Amounts reported in the Director Compensation Table include amounts deferred in 2014.

Stock Awards. In addition to the cash payments provided to our directors, each non-employee director was entitled to receive a number of restricted stock units equal to $120,000 (prorated for partial terms) divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share. The awards of restricted stock units were granted under our 2010 LTIP and vested immediately on the date of grant. As a result, all of our non-employee directors own stock in our company.

The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair values are determined using the closing price of our common stock on the date of grant.

Under our 2010 LTIP, directors may elect to defer payment of all or a portion of their stock and option awards. Messrs. Nardelli, Christopher, Fees, and Ferraioli, Ms. Bertsch and Admiral Mies each elected to defer 100% of their 2014 stock awards. Amounts reported in the Director Compensation Table include amounts deferred in 2014.

The following table reflects the number of shares and grant date fair value with respect to each stock award granted to non-employee directors in 2014 and the unvested stock awards and unexercised option awards (whether or not exercisable) each non-employee director had outstanding as of December 31, 2014. No option awards were granted to directors in 2014.

Equity Awards Granted to Directors in 2014 and

Outstanding at December 31, 2014

	B&W Equity Awards Granted in 2014			B&W Equity Awards Outstanding at December 31, 2014
Name	Grant Date	Shares of Restricted Stock Units	Grant Date Fair Value	Stock Awards	Option Awards
Jan A. Bertsch	May 15, 2014	3,705	$119,968	—	—
Thomas A. Christopher	May 15, 2014	3,705	$119,968	—	—
John A. Fees	May 15, 2014	3,705	$119,968	—	—
Brian K. Ferraioli	May 15, 2014	3,705	$119,968	—	—
Robert W. Goldman	N/A	N/A	N/A	—	5,115
Stephen G. Hanks	May 15, 2014	3,705	$119,968	—	—
D. Bradley McWilliams	N/A	N/A	N/A	—	450
Richard W. Mies	May 15, 2014	3,705	$119,968	—	—
Robert Nardelli	May 15, 2014	3,705	$119,968	—	—
Anne R. Pramaggiore	N/A	N/A	N/A	—	—
Larry L. Weyers	May 15, 2014	3,705	$119,968	—	—

All Other Compensation.    We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board. The presence of a director’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In those cases, pursuant to our policy, we will bear the travel, meals and other expenses of the director’s spouse incurred while attending such functions. To the extent the expenses of a spouse are imputed to the director as income, pursuant to our reimbursement policy, we will also reimburse the director for the taxes resulting from any such imputed income. In 2014, the incremental cost to the company to provide reimbursement for spousal travel under our policy was less than $10,000 per director and the aggregate cost for all directors as a group was $19,127. The aggregate amount paid to all directors as a group for reimbursement of taxes on imputed income was $12,540.

The amounts reported in this column include tax reimbursements for Messrs. Christopher ($2,118), Ferraioli ($2,385), Fees ($1,105), Hanks ($2,042), Nardelli ($164), Weyers ($1,618), Ms. Bertsch ($1,604) and Admiral Mies ($1,503). The amount reported in this column for Messrs. Goldman and McWilliams and Ms. Pramaggiore also includes $10,000 donations to charitable institutions provided by the Company in their names in connection with the completion of their Board service.

NAMED EXECUTIVE PROFILES

The following profiles provide summary information regarding the experience of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who were employed by B&W as of December 31, 2014. The Named Executive profiles provide biographical information, including age as of May 1, 2015.

E. James Ferland, President, Chief Executive Officer & Director, The Babcock & Wilcox Company
Age — 48 Tenure with B&W: 3 years

Mr. Ferland has been our President and Chief Executive Officer since April 2012. Prior to joining the Company, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the Board of Directors of Actuant Corporation since August 2014.

Mr. Ferland is an experienced executive with a utility leadership background that includes both regulated and merchant operations. He has led organizations that generate power (coal, nuclear, gas, renewables), transmit power and trade power. He also has extensive supplier leadership experience in commercial nuclear power, manufacturing, engineering and field services. Early in his career he performed startup testing and operated the nuclear power systems B&W currently builds for the Navy. With more than 24 years of senior management and engineering experience in diversified industries, he brings valuable perspectives to all industries in which we operate.

Anthony S. Colatrella, Senior Vice President & Chief Financial Officer, The Babcock & Wilcox Company
Age — 59 Tenure with B&W: 3 years

Mr. Colatrella has served as our Senior Vice President & Chief Financial Officer since November 2011. Prior to joining B&W, he served as Chief Financial Officer of Momentive Performance Materials, a global manufacturer of silicones, from January 2009 to October 2010. Previously, Mr. Colatrella served as an independent financial and operational consultant from 2007 to 2008 and as Vice President, Chief Financial Officer of Paxar Corporation, a global provider of identification and tracking solutions to the retail and apparel industries, from 2005 to 2007. He has also held senior leadership positions at The Scotts Miracle-Gro Company and United Technologies Corporation, including positions with responsibility for finance, accounting, treasury, strategy and corporate development. Mr. Colatrella is expected to leave B&W upon the completion of the planned spin-off of our Power Generation business.

James D. Canafax, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, The Babcock & Wilcox Company
Age — 44 Tenure with B&W: 14 years

Mr. Canafax has served as our Senior Vice President and General Counsel since July 2010 and, except for a period from August 2012 to May 2013, as our Corporate Secretary. Prior to our spin-off from McDermott, Mr. Canafax had been affiliated with McDermott since July 2001, where he served as Assistant General Counsel for McDermott from January 2007 until July 2010; Senior Counsel, Legal Manager and Assistant Secretary for J. Ray McDermott, Inc. (“JRMI”) from July 2004 through December 2006; and Counsel and Contracts Manager for JRMI from July 2001 until July 2004. Previously he was an attorney with a New Orleans, Louisiana law firm.

Peyton S. Baker, President & Chief Operating Officer, Babcock & Wilcox Government and Nuclear Operations, Inc.
Age — 67 Tenure with B&W: 44 years

Mr. Baker has served as President of Babcock & Wilcox Government and Nuclear Operations, Inc., our principal operating subsidiary providing precision nuclear components, equipment and fuels for government and commercial uses, since June 2014. He had previously served as President of Babcock & Wilcox Nuclear Operations Group, Inc. (“B&W NOG”) since April 2011. He joined B&W in 1971 and has served in various capacities with B&W NOG, including most recently as Vice President of Programs, Contracts and Central Planning from August 2009 to April 2011; Manager, Programs from August 2006 to August 2009 and Manager, Project Management of the Nuclear Operations Division from January 2005 to August 2006. His earlier positions include Project Manager of the Advanced Carrier Program at B&W NOG, President and General Manager of BWXT of Ohio, Inc., Managing Director of our former subsidiary, Babcock & Wilcox Egypt SAE, and General Manager of Engineering Research, Inc., one of our Department of Defense businesses.

Elias Gedeon, Senior Vice President and Chief Business Development Officer The Babcock & Wilcox Company
Age — 55 Tenure with B&W: 1 year

Mr. Gedeon currently serves as the Company’s Senior Vice President and Chief Business Development Officer, a position he has held since joining the Company in May 2014. Mr. Gedeon has more than 30 years of experience in the power generation industry and has held various sales, operations and P&L leadership positions in the U.S. and overseas. He joined the Company from Alstom Power, Inc., a subsidiary of energy and transport manufacturer, Alstom, where he served as Vice President, Global Sales and Marketing – Boiler Group since 2009 and previously as Vice President of Sales, Americas. Prior to joining Alstom, Mr. Gedeon served in sales and operations roles of increasing responsibility with Foster Wheeler Power Group, Inc., including Executive Vice President, Global Sales & Marketing.

EXECUTIVE OFFICERS

Set forth below is the age (as of May 1, 2015), the principal positions held with B&W or our subsidiaries, and other business experience information for each of our current executive officers other than our Named Executives. For information on our Named Executives, see “Named Executive Profiles” above. Unless otherwise indicated, all positions described below are positions with The Babcock & Wilcox Company.

Jenny L. Apker, 57, has served as our Vice President, Treasurer and Investor Relations since August 2012 and, prior to that time, served as our Vice President and Treasurer since joining our company in June 2010. Previously, Ms. Apker served as Vice President and Treasurer with Dex One Corporation (formerly R.H. Donnelley Corporation), a marketing services company, from May 2003 until June 2010.

David S. Black, 53, has served as our Vice President and Chief Accounting Officer since July 2010. Previously, Mr. Black served as our Vice President and Controller since January 2007 and Vice President and Controller of BWXT from September 2003 to January 2007. He joined B&W in 1991 as General Accounting Manager for the Nuclear Environmental Services Division. Other positions he held with B&W include Financial Services Manager for the ASD Service Center Division, Controller for B&W Federal Services, Inc., and Controller for BWXT Services, Inc.

Mark A. Carano, 45, has served as Senior Vice President and Chief Corporate Development Officer since August 2013. Prior to joining our company in August 2013, Mr. Carano served as a Managing Director in the Investment Banking Group of Bank of America Merrill Lynch since 2006. Mr. Carano also previously held positions with the Investment Banking Group of Deutsche Bank.

J. Randall Data, 49, is serving as Senior Advisor to our Chief Executive Officer and has served as President and Chief Operating Officer of Babcock & Wilcox Power Generation Group, Inc. (“B&W PGG”), our principal operating subsidiary providing boilers, environmental equipment and related services to the power generation industry and other industries, since April 2012. Mr. Data has served in a number of positions since joining our company in 1988, including most recently as Vice President and General Manager of B&W PGG’s Fossil Power Division from November 2008 until April 2012 and Vice President, Steam Generating Systems from February 2007 to November 2008. His prior positions within B&W PGG also include Division Engineering Manager, Fossil Power Division and Manager, Engineering Graphics. Mr. Data is expected to leave B&W following a transition period after the completion of the planned spin-off of our Power Generation business.

Kairus K. Tarapore, 53, has served as our Senior Vice President and Chief Administrative Officer since January 2013. Prior to joining B&W, Mr. Tarapore served as Executive Vice President of Human Resources for Ceridian Corporation, a global human resources and payment solutions company, from December 2006 to August 2012. Mr. Tarapore also held various management positions in human resources and quality assurance with General Electric from 1998 to 2006, after spending 14 years in human resources and marketing roles with Wipro Corporation and RPG Enterprises in India. Mr. Tarapore is expected to leave B&W following a transition period after the completion of the planned spin-off of our Power Generation business.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 2)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. Our Board has adopted a policy to hold annual advisory votes on executive compensation until the next advisory vote on the frequency of stockholder votes on executive compensation at the 2017 annual meeting of stockholders, or until our Board determines to hold such an advisory vote at a different frequency.

It is our belief that our ability to hire, retain and motivate employees is essential to the success of the company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.

As a result, our executive compensation is structured in the manner that we believe best serves the interests of the company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2014. We have given considerable attention to how, why and what we pay our executives. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.

Accordingly, we submit the following resolution to stockholders at the 2015 Annual Meeting:

RESOLVED, that the stockholders of The Babcock & Wilcox Company approve, on an advisory basis, the compensation of executives, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

Effect of Proposal

The resolution to approve our executive compensation is non-binding on us and our Board and Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the company. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve executive compensation. However, our Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and will carefully consider the results of this advisory vote when evaluating our executive compensation programs.

Recommendation and Vote Required

Our Board recommends that stockholders vote “FOR” the approval of executive compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (the “CD&A”) provides detailed information and analysis regarding the compensation of our Named Executives as reported in the Summary Compensation Table and other tables located in the “Compensation of Executive Officers” section of this Proxy Statement. In this summary, we highlight significant aspects, decisions, changes and practices of 2014 executive compensation. Following this summary, this CD&A is divided into three sections:

Section  1: Compensation Structure. In this section, we review our compensation philosophy, elements and processes.

Section 2: Compensation Analysis. In this section, we review the three elements of a Named Executive’s total direct compensation: annual base salary, annual incentive compensation and long-term incentive compensation.

Section 3: Other Benefits and Practices. In this section, we review perquisites, post-employment arrangements and other compensation-related practices.

Highlights of 2014 Executive Compensation

The chart below shows the target total direct compensation of our Named Executives, relative to their primary benchmark (survey median) and, as applicable, secondary benchmark (proxy median). No proxy data was identified for Mr. Gedeon’s position or Mr. Baker’s position following his promotion in June 2014.

The following events and characteristics highlight our 2014 executive compensation program:

Strong Stockholder Support for Executive Compensation Program — Over 96% of the votes cast at our 2014 annual stockholders meeting on executive compensation were cast in favor of our executive compensation program. We applied the same compensation principles used in prior year compensation to determine the amount and type of executive compensation for 2014.

Reasonable Target Compensation — We structure Named Executives’ target total direct compensation (the sum of annual base salary and target annual and long-term incentive compensation) around median compensation for comparable positions.

Emphasis on Incentive- and Performance-Based Compensation — As a result of our compensation philosophy, we emphasize annual and long-term incentive compensation when setting target total direct compensation. Annual incentive compensation was cash-based while long-term incentive compensation was stock-based issued in the form of performance restricted stock units (50%), stock options (25%) and time-vested restricted stock units (25%). 100% of our annual incentive compensation and 75% of the target value of long-term incentive compensation were performance-based. As a result, performance-based compensation represented approximately 67% of our Chief Executive Officer’s target total direct compensation and 56% of our other Named Executives’ average target total direct compensation in 2014. Our focus on performance-based compensation is also highlighted by the vesting of performance shares granted in prior years, including those granted to our Named Executives in 2012, which failed to vest due to the minimum performance measures not being achieved at the completion of the performance period on December 31, 2014. See p. 27 for more information on the elements of total direct compensation.

Updates to the Company’s Custom Peer Group — For 2014 compensation purposes, our Compensation Committee approved changes to the custom peer group it used as a secondary benchmark for determining executive compensation. These changes included the removal of two companies, General Dynamics Corporation and Raytheon Company, that the Compensation Committee determined were no longer appropriate to include due to their relatively high revenues and/or market capitalization. See “–Proxy Data — Custom Peer Group” for more information on benchmarking and the Company’s custom peer group.

Reasonable Pay and Governance Practices

We adhere to the following practices and policies for Named Executive compensation:

•	Use of multiple performance metrics for our annual incentive compensation (see p. 31) and long-term incentive compensation (see p. 34);

•	Dividend equivalents attach to restricted stock units, but are subject to the applicable vesting conditions, and do not attach to stock options;
•	No repricing of stock options without stockholder approval;

•	Limited perquisites and tax reimbursements (see p. 37);

•	No tax reimbursements on change in control benefits;

•	Clawback and forfeiture provisions in annual and long-term incentive compensation;

•	General prohibition from engaging in hedging transactions; and

•	Stock ownership guidelines (see p. 39).

SECTION 1 — COMPENSATION STRUCTURE

Philosophy and Objectives

of Executive Compensation

We seek to provide reasonable and competitive compensation to executives through programs structured to:

•	attract and retain well-qualified executives;

•	incent and reward short- and long-term financial and other company performance, as well as individual contributions; and

•	align the interests of our executives with those of our stockholders.

We also subscribe to a “pay-for-performance” philosophy when designing executive compensation. For us that means a substantial portion of an executive’s target compensation should be “at risk” and performance-based where the value of one or more elements of compensation is tied to the achievement of financial and/or other measures we consider important drivers in the creation of stockholder value. Stock options are granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. As a result, an option’s value is based exclusively on improvements in stock price from the price on the date of grant. For that reason, we consider stock options to be performance-based.

Elements of Executive Compensation

To support our compensation philosophy and objectives, our executive compensation program consists of the key elements identified in the chart below.

Element		Description / Characteristics	Primary Objective(s)

Total Direct Compensation	Base Salary	• Annual fixed cash compensation	• Attract and retain qualified talent
	Annual Incentive	• Annual variable cash compensation • Based on a mix of company financial, safety and individual goals	• Incent/reward short-term performance • Promote retention and pay-for-performance
	Long-Term Incentive	• Long-term (typically three years) variable stock-based compensation • Mix of performance and time-vested awards	• Incent/reward long-term performance • Align interest of executive with our stockholders • Promote retention and pay-for-performance

Other Benefits and Post-Employment Compensation		• Defined contribution and limited defined benefit plans • Limited perquisites • Change-in-control agreements and severance plan	• Promote retention

The Compensation Committee does not set a specific target allocation among the elements of total direct compensation; however, long-term incentive compensation typically represents the largest single element of target total direct compensation and performance-based compensation constitutes the bulk of a Named Executive’s target total direct compensation, as demonstrated in the chart below.

Determining Named Executive Compensation

Compensation Decisions.    The Compensation Committee establishes the target total direct compensation of our executives and administers other benefit programs. In connection with that process, it receives support from an outside compensation consultant and company management.

Outside Consultant.    The Compensation Committee engages Hay Group as its outside compensation consultant. Hay Group provides the Compensation Committee with information and advice on the design, structure and level of executive and director compensation and attends Compensation Committee meetings, including executive sessions. Hay Group works with our management on various matters for which the Compensation Committee is responsible; however, the Compensation Committee, not management, directs and oversees the retention and activities of Hay Group.

Management.    Our Human Resources department, in consultation with the Compensation Committee chair and Hay Group, prepares information and materials for the Compensation Committee relevant to matters under consideration by the committee, including market data provided by Hay Group and recommendations of our Chief Executive Officer regarding compensation of the other executives. The Compensation Committee works directly with Hay Group on our Chief Executive Officer’s compensation. Our Chief Executive Officer and senior Human Resources personnel attend committee meetings and, as requested by the Compensation Committee, participate in deliberations on executive compensation (except in respect to their own compensation). No member of our management attends executive sessions of the Compensation Committee, unless at the direction of the committee.

Stockholder Vote on Executive Compensation.    We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our Named Executives. At our 2014 annual meeting of stockholders, over 96% of the votes cast at that meeting on the executive compensation proposal were voted in favor of our executive compensation. The Compensation Committee believes the result of that vote affirms stockholders’ support of our philosophy and approach to executive compensation. Accordingly, although target total direct compensation was set before the advisory vote was held, no changes were made to 2014 compensation as a result of the vote. We value the opinions of stockholders on executive compensation and will continue to consider the results of future advisory votes on executive compensation.

Target Median Compensation.    We believe compensation is competitive at or near the median compensation paid for comparable positions. Accordingly, we seek to set target compensation for each element of total direct compensation at approximately +/-15% of the median compensation determined through benchmarking. In this CD&A, compensation within this +/-15% range is referred to as “median range”. The Compensation Committee may adjust target compensation, including setting it outside the median range, to account for a Named Executive’s performance, tenure, experience, internal equity and other factors or situations that are not typically captured by looking at standard market data and practices that the Compensation Committee may deem relevant to the appropriateness and/or competitiveness of the compensation of a Named Executive. The compensation actually earned by a Named Executive, however, may be outside the median range targeted, depending on the achievement of performance goals, fluctuations in our stock price and/or satisfaction of vesting conditions.

Benchmarking.    To identify median compensation for use in setting annual base salary, target annual incentive and target long-term incentive compensation, we engage in “benchmarking” – a practice of reviewing the compensation of comparable positions at other companies as a reference point for compensation decisions on our Named Executives. The specific performance measures and goals used in performance-based compensation are designed for the principal purpose of supporting goals and strategies specific to us and/or driving the creation of shareholder value, and, as a result, are not generally benchmarked.

During the Compensation Committee’s annual review of executive compensation, Hay Group provided the Compensation Committee with an analysis comparing prior year executive target compensation to compensation for comparable positions at the 25th, 50th (median) and 75th percentiles using Hay Group survey data and, as applicable, data from public company proxy statements.

Survey Data.    Hay Group’s Industrial Executive Compensation Survey served as the Compensation Committee’s primary benchmark for executive compensation in 2014. This survey represented Hay Group’s proprietary annual compensation survey tracking 2013 executive compensation from over 300 general industry organizations. Hay Group adjusted the compensation of the applicable survey group to bring it current. They also adjusted the data using regression analysis based on revenues to account for the size of our operations relative to the organizations comprising the survey. The component companies comprising the 2013 Hay Group survey are determined by Hay Group without input from the Compensation Committee.

Proxy Data.    As a supplement to the survey data, the Compensation Committee also reviewed the compensation of similarly situated executives from a custom peer group. The custom peer group used for 2014 executive compensation consisted of 16 companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries. In 2013, the Compensation Committee approved changes to our custom peer group, including removing two companies with higher revenue and/or market capitalization relative to the Company and the other companies in the Company’s custom peer group. This updated custom peer group consisted of the companies listed at the end of this CD&A.

Compensation information from this group represented the actual, non-regressed 2012 compensation reported in 2013 publicly available Securities and Exchange Commission filings. This compensation information was generally higher than the compensation for comparable positions reported by the survey data. Additionally, with only 16 companies, the proxy data represented information from a limited sample size, particularly for executive positions other than chief executive officer and chief financial officer. Because we compete with the custom peer companies for executive talent, the Compensation Committee reviewed the applicable proxy data when setting target compensation for our Named Executives; however, the proxy data was not weighted in the determination of median compensation, except to the extent any of the Company’s custom peer companies were also a component company in Hay Group’s Industrial Executive Compensation Survey. Accordingly, unless otherwise indicated, references in this CD&A to “median” or “median range” are references to survey data.

SECTION 2 — COMPENSATION ANALYSIS

CEO Compensation Review

2014 marked the third year of compensation for Mr. Ferland since his appointment as our Chief Executive Officer in April 2012. Over this three year period, at least 66% of Mr. Ferland’s target total direct compensation was performance-based, and our Compensation Committee consistently set Mr. Ferland’s base salary, target annual incentive compensation and annual long-term incentive compensation below the median amount of our survey data for each year. This commitment to performance-based compensation has also been reinforced by the performance shares granted to Mr. Ferland in 2012, which failed to vest due to the minimum performance measures not being achieved at the completion of the performance period on December 31, 2014. Mr. Ferland’s 2012 compensation also included reasonable sign-on equity awards, which should be viewed separately from his total direct compensation over this three-year period. The chart below illustrates Mr. Ferland’s compensation as reported in the Summary Compensation Table for 2012, 2013 and 2014 and the impact of the lapsed 2012 performance shares and sign-on awards.

Total Compensation — Summary Compensation Table

	2012	2013	2014
Salary	$609,848	$893,750	$937,500
Annual Incentive Compensation	$890,000	$617,760	$1,090,031
Stock Awards	$3,835,517	$2,651,485	$3,320,748
Stock Options	$1,155,165	$973,741	$1,299,160
Change In Pension Value	—	—	—
Relocation	$181,344	—	—
All Other Compensation	$76,483	$130,936	$252,219
Total (as reported)	$6,748,357	$5,267,672	$6,899,658
Sign-On Stock Awards	($1,322,996)	—	—
Sign-On Stock Options	($550,590)	—	—
Total (excluding sign-on grants)	$4,874,771	—	—
Lapsed Performance Shares Value	($1,714,086)	—	—
Total (excluding lapsed performance shares)	$3,160,685	—	—

2014 Target Total Direct Compensation Overview

The chart below shows the 2014 target total direct compensation for each Named Executive. The 2014 target total direct compensation for each of our Named Executives was within the survey range applicable to the executive.

In November 2014, we announced plans to pursue a spin-off of our Power Generation business from our Government and Nuclear Operations business to create two independent, publicly traded companies. At that time, we entered into retention agreements with certain of our senior executives, including Messrs. Ferland, Canafax, Baker and Gedeon, to promote management focus on completing the proposed spin-off and continuity in the leadership for both companies following the proposed spin-off. In addition, we entered into an employment agreement with Mr. Ferland in connection with his expected appointment as Chief Executive Officer of the Power Generation business upon completion of the proposed spin-off and a severance agreement with Mr. Colatrella in connection with his expected departure from our Company following the spin-off. Except as indicated, discussions on the following pages regarding the elements of 2014 total direct compensation do not reflect the compensation provided in these retention, employment and severance arrangements, which are discussed separately. See “–Spin-off Retention, Employment and Severance Arrangements” for more information on these arrangements.

In addition, effective June 1, 2014 Mr. Baker was promoted to President & Chief Operating Officer, Government and Nuclear Operations, with responsibility for our Government Operations, Nuclear Energy and mPower segments. Mr. Baker received the following compensation in connection with his promotion:

•	an annual base salary of $475,000;

•	an opportunity for an additional 10% 2014 annual incentive award based on the salary earned from the date of his promotion; and

•	a supplemental $100,000 long-term incentive award, split 50% performance restricted stock units, 25% stock options and 25% restricted stock units.

Accordingly, discussions of Mr. Baker’s target total direct compensation on the following pages present the value of his target total direct compensation following his promotion.

2014 Target Total Direct Compensation

Named Executive	Annual Base Salary	Annual Incentive	Long-Term Incentive	Target Total Direct Compensation
E. James Ferland	$950,000	$937,500	$4,200,000	$6,087,500
Anthony S. Colatrella	$512,300	$355,583	$1,000,000	$1,867,900
James D. Canafax	$475,000	$282,000	$730,000	$1,487,000
P. Sandy Baker	$475,000	$296,458	$600,000	$1,371,458
Elias Gedeon	$375,000	$225,000	$300,000	$900,000

Annual Base Salary

In February 2014, the Compensation Committee approved the base salaries (other than for Messrs. Gedeon and Baker) indicated in the table below, effective April 1, 2014. The Compensation Committee approved Mr. Gedeon’s base salary in May 2014 in connection with him commencing employment with the Company. The base salary approved for Mr. Baker in February 2014 was $425,000, which represented an 18% variance from the median range.

The Compensation Committee set his base salary recognizing that the median survey salary is regressed based on revenues to account for the size of the operations, but does not take into account other financial performance metrics or the high consequence nature of the Government Operations business that Mr. Baker oversees. Although the Committee set his base salary outside the median range in February 2014, his promotional base salary in June 2014 was set within the median range as reflected in the chart below.

2014 Annual Base Salary

Named Executive	2013 Salary	2014 Salary	Survey Median	% Variance from Median (Survey)	Median (Proxy)
Mr. Ferland	$900,000	$950,000	$1,022,000	-7%	$1,050,000
Mr. Colatrella	$495,000	$512,300	$504,000	2%	$540,000
Mr. Canafax	$455,000	$475,000	$436,000	9%	$501,000
Mr. Baker	$400,000	$475,000	$427,862	11%	—
Mr. Gedeon	N/A	$375,000	$351,687	7%	—

Annual Incentive Compensation

Overview and Design.    We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee administers annual incentive compensa-

tion for our Named Executives through our Executive Incentive Compensation Plan (“EICP”). The EICP is a cash-based incentive plan that was previously approved by our stockholders. The 2014 EICP design contained the following principal elements, which were unchanged from 2013:

Performance Measure		Target Weighting	Payout Range
Company	Financial • Operating Income • Return on Invested Capital	70% • 45% • 25%	0-200%
	Safety	10%
Individual		20%

The amount paid under the EICP for 2014 can be illustrated by the following formula:

Earnings from Salary  x  Target  %   x  Total Payout  %   (0 – 200%)

Summary of EICP Payments.    The total payout percentage represents the combined results of applicable financial, individual and safety performance. To prioritize company financial results, however, financial performance determined the maximum amount each Named Executive (other than Mr. Colatrella) could earn under the EICP in 2014. Mr. Colatrella was also eligible for a discretionary adjustment to his individual performance weighting (between 0 and 40%) as a result of not being a “covered person” for purposes of Section 162(m) of the Internal Revenue Code. Although this adjustment could result in an award of up to $47,193 (subject to overall budget constraints) beyond the maximum amount determined by financial performance under the EICP, our practice is to not apply this discretionary adjustment to Mr. Colatrella to be consistent with our other Named Executives. A Named Executive would earn less than the maximum amount if he did not meet applicable safety goals, individual performance metrics and, in the case of Mr. Colatrella, if we exercised negative discretion in weighting his individual performance results. Mr. Gedeon’s 2014 Earnings From Salary have been pro-rated from the date he commenced employment with our company on May 1, 2014. The following table indicates the maximum amount eligible to be earned by our Named Executives and the actual amounts paid under the EICP for 2014 after factoring in individual and safety results.

Named Executive	2014 Earnings from Salary	x	Target Percentage	x	Weighted Financial Performance Percentage	=	Eligible Amount(1)	Actual Payout for 2014 Performance
Mr. Ferland	$937,500		100%		133.64%		$1,252,875	$1,090,031
Mr. Colatrella	$507,975		70%		133.64%		$475,200	$427,695
Mr. Canafax	$470,000		60%		133.64%		$376,865	$346,713
Mr. Baker	$447,917		70%		147.64%		$437,691	$432,048	(2)
Mr. Gedeon	$250,000		60%		133.64%		$200,460	$184,425

(1)	Omits the discretionary individual performance award opportunity for Mr. Colatrella for the reasons discussed above. The amount reported for Mr. Baker includes the eligible amount of Mr. Baker’s additional target annual incentive opportunity of $40,908 awarded in connection with his promotion. Prior to his promotion on June 1, 2014, Mr. Baker’s Target Percentage was 60% of his 2014 earnings from salary.
(2)	Includes the amount paid as a result of the additional annual incentive opportunity pursuant to Mr. Baker’s promotion.

Analysis of Target Percentage.    The Compensation Committee set the target percentages indicated in the table above in February 2014 for Messrs. Ferland, Colatrella, Canafax and Baker, and also in June 2014 with respect to Mr. Baker’s supplemental opportunity. The Compensation Committee set Mr. Gedeon’s target percentage in May 2014. The following table shows the 2014 target annual incentive compensation for each Named Executive based on the executive’s target percentage and projected 2014 earnings from salary, relative to his benchmark.

2014 Target Annual Incentive Compensation

Named Executive	EICP Target(1)	Median (Survey)	% Variance from Median (Survey)	Median (Proxy)
Mr. Ferland	$937,500	$1,070,000	-12%	$1,193,000
Mr. Colatrella	$355,583	$381,000	-7%	$408,000
Mr. Canafax	$282,000	$260,000	8%	$351,000
Mr. Baker	$296,458	$299,783	-1%	N/A
Mr. Gedeon	$225,000	$186,394	2%	N/A

(1)	Each Named Executive’s EICP target compensation was based on his projected earnings from salary during 2014. Accordingly, changes in annual base salary during 2014 would cause the actual annual incentive compensation payout at target performance for those Named Executives to differ from the executive’s EICP target indicated above.

The 2014 target annual incentive compensation of each Named Executive was within the median range of the benchmark applicable to his position. In February 2014, Compensation Committee set

Mr. Baker’s target annual incentive compensation at $251,280, which was 17% higher than the survey data median, in recognition of financial performance metrics not reflected in the survey data and the high-consequence nature of the Nuclear Operations business that Mr. Baker oversees.

Analysis of Financial Goals and Weighted Financial Performance Percentage.    In February 2014, the Compensation Committee established threshold, target and maximum goals for each financial measure used in annual incentive compensation. The results of these financial goals were combined to determine the Weighted Financial Performance Percentage. For Messrs. Ferland, Canafax, Colatrella and Gedeon the 2014 EICP financial goals consisted of the following components and target weightings (the target weightings are expressed as a percentage of the 70% attributable to financial goals at target):

•	consolidated operating income (45%); and

•	consolidated return on invested capital (25%).

For Mr. Baker, the 2014 EICP financial goals consisted of the following components and target weightings (again expressed as a percentage of the 70% attributable to financial goals at target):

•	consolidated operating income (25%);

•	Nuclear Operations operating income (20%); and

•	consolidated return on invested capital (25%).

We use both operating income and return on invested capital as performance measures to help maintain a balanced focus on income statement and balance sheet performance. Operating income is a measure of profitability, which we expect to be a primary driver of our stock price while also promoting accountability of management decisions within our operations. Use of return on invested capital is intended to maximize the utilization of company assets.

The 2014 results attained for each financial performance measure applicable to our Named Executives are shown in the following tables:

Financial Performance Results for Messrs. Ferland, Colatrella, Canafax and Gedeon

B&W Operating Income (139% x 45/70)	89.36%
B&W ROIC (124% x 25/70)	44.29%
Weighted Financial Performance Percentage	133.64%

Financial Performance Results for Mr. Baker

B&W Operating Income (139% x 25/70)	49.64%
Nuclear Operations Group Operating Income (188% x 20/70)	53.71%
B&W ROIC (124% x 25/70)	44.29%
Weighted Financial Performance Percentage	147.64%

No annual incentive compensation is paid if financial performance is below threshold and to help mitigate risks associated with incentive compensation, the annual incentive payout is capped at 200% of target compensation. Additionally, regardless of the level of performance achieved, the Compensation Committee retains the right to decrease the amount of annual incentive compensation payable in its discretion.

The 2014 target consolidated operating income goal of $318 million was set based on management’s internal projections for the year. The target goal was allocated by management among our segments, including corporate and Nuclear Operations ($230 million). Threshold and maximum goals were set at 80% and 120% of target operating income, respectively. Return on invested capital (“ROIC”) is a ratio measure of the company’s net income in relation to its invested capital. The Compensation Committee set a target ROIC goal of 13% based on internal projections for 2014 financial performance. The committee then set threshold and maximum goals at +/-2% increments from target. At the time the Compensation Committee established the 2014 financial goals, it designed the 2014 annual incentive plan to exclude from actual financial results the effect of certain pre-established items that it believed would not reflect operating performance, including (1) expenses associated with restructuring activity or asset acquisitions or dispositions, (2) pension accounting mark-to-market losses, (3) losses in respect of legal proceedings, (4) acquisition related amortization and (5) certain other unusual or non-recurring items.

For 2014 annual incentive compensation purposes our consolidated operating income was $343.1 million. In accordance with our 2014 EICP design, this amount included a net upward adjustment from our 2014 GAAP operating income result, largely to adjust for the effect of a mark-to-market pension accounting loss, as well as restructuring charges, acquisition and divestiture activity and other non-recurring or unusual items that had the potential to create a mis-alignment between our annual incentive program and long-term operating objectives, or otherwise may not have accurately reflected management’s 2014 operating performance. For 2014, we produced a return on invested capital of 13.5% after taking into consideration the adjustments discussed above.

Our Nuclear Operations segment produced GAAP operating income of $270.5 million in 2014. The Nuclear Operations segment operating income result was used in the calculation of Mr. Baker’s annual incentive compensation.

Analysis of Safety Goals and Individual Performance.    Our annual incentive compensation program also included three safety related goals for 2014 (weighted 40%, 40% and 20%, respectively): Total Recordable Incident Rate (which measures the rate of recordable workplace injuries) (“TRIR”), Days Away, Restricted or Transferred (“DART”) and EHS Business Plans (which requires each operating entity to outline and define critical activities to be undertaken during the calendar year to continuously improve performance). We selected DART as a new safety goal in 2014 to provide a more holistic view of safety incidents than the previous safety goal, Lost Time Incident Rate, which tended to be limited to more severe incidents. The Compensation Committee also implemented a safety goal “circuit breaker” again in 2014, which capped each Named Executive’s TRIR safety score at the target amount if TRIR met or exceeded the 2014 goal but did not improve on 2013 results. The 2014 safety goals for Messrs. Ferland, Colatrella, Canafax and Gedeon related to consolidated results for the three safety measures. The 2014 safety goals for Mr. Baker related to the results applicable to our Nuclear Operations segment, which he oversees.

Each Named Executive’s target annual incentive award was weighted 20% on his individual performance in 2014. This performance component allows the Chief Executive Officer (or the Compensation Committee, in the case of Mr. Ferland) to differentiate incentive pay-outs among our Named Executives by exercising negative discretion on the target amount of each Named Executive’s individual performance component, based on the assessment of each Named Executive’s individual performance during 2014.

Final 2014 Annual Incentive Payment.    Based on the Weighted Financial Performance Percentage, Messrs. Ferland, Colatrella, Canafax and Gedeon were eligible to earn 133.64% of their respective target EICP award and Mr. Baker was eligible to earn 147.64% of his target EICP award, each subject to their applicable safety and individual performance. Safety performance represented 10% of a Named Executive’s target EICP and individual performance represented 20%. Based on the financial results attained in 2014, each Named Executive was eligible to earn the following percentages of target EICP for safety and individual performance.

Named Executive	Eligible Target EICP Award Percentage (a)	Eligible Safety Goal Percentage [(a) x 10%]	Eligible Individual Percentage [(a) x 20%]
Mr. Ferland	133.64%	13.36%	26.73%
Mr. Colatrella	133.64%	13.36%	26.73%
Mr. Canafax	133.64%	13.36%	26.73%
Mr. Baker	147.64%	14.76%	29.53%
Mr. Gedeon	133.64%	13.36%	26.73%

The following chart depicts the level of attainment of each Named Executive’s applicable safety and individual goals in 2014 and the resulting percentage of overall target EICP earned after combining the safety and individual performance attained with each Named Executive’s weighted financial performance results. For Messrs. Ferland, Colatrella, Canafax and Gedeon, the weighted financial performance result was 93.55% (70% x 133.64%) and for Mr. Baker, the weighted financial performance result was 103.35% (70% x 147.64%).

Named Executive	% of Target Performance Earned		% of Target EICP Earned
	Safety	Individual
Mr. Ferland	2.67%	20.05%	116%
Mr. Colatrella	2.67%	24.06%	120%
Mr. Canafax	2.67%	26.73%	123%
Mr. Baker	12.86%	29.53%	146%
Mr. Gedeon	2.67%	26.73%	123%

Long-Term Incentive Compensation

Analysis of 2014 Target Long-Term Incentive Awards.    In determining the type and mix of stock granted to our Named Executives, the Compensation Committee seeks to maintain a strong correlation between pay and performance while promoting retention of key employees.

The Compensation Committee allocated 2014 long-term incentive compensation (other than the retention awards for our Named Executives discussed on the following pages) as follows:

•	50% performance restricted stock units;
•	25% stock options; and
•	25% time-vested restricted stock units.

2014 performance restricted stock units vest between 0% and 200% of the amount of initial shares granted depending 40% on the level of cumulative diluted earnings per share, 40% on average ROIC and 20% on relative total shareholder return attained between January 1, 2014 and December 31, 2016 (the “Performance Period”). We believe that over the long-term, there is a high degree of correlation between earnings per share and stock price. Accordingly, we use earnings per share in long-term stock-based compensation to more closely align our goals with stockholder interests. In 2014 we also added relative total shareholder return as a performance metric to promote management focus on our company’s performance relative to peer companies in the industries in which we operate. This performance metric compares the company’s total shareholder return over the Performance Period to that of the companies in our custom peer group. We believe using different performance measures than in the annual incentive compensation program reduces the focus on a single metric at the expense of others, thereby helping to mitigate risk related to incentive compensation. Finally, like annual incentive compensation, including ROIC helps promote focus on asset utilization.

For each performance measure, results at the threshold, target and maximum goals produce vesting at 50%, 100% and 200%, respectively, of the initial performance restricted stock units granted. Vesting for performance results between threshold and target or target and maximum is determined by linear interpolation. No amount will vest with respect to any performance measure unless at least threshold results are attained. The Compensation Committee set target and maximum goals based on the sum of non-GAAP earnings per share estimates for each year of the Performance Period. To complement and leverage financial results that may be achieved under the annual incentive compensation element, we derived the estimates from the operating income target goal used in 2014 annual incentive compensation and assumed operating income growth rates of 10% and 15% for target and maximum goals, respectively. We set the threshold goal at 80% of the cumulative earnings per share target goal, consistent with the structure of annual incentive compensation. We set threshold, target and maximum goals for average ROIC at 11.5%, 13.5% and 15.5%, which the Compensation Committee determined to be appropriate based on management’s projections of the Company’s financial results during the Performance Period.

With respect to the relative total shareholder return performance metric, we set threshold performance at the 25th percentile of our custom peer group, target performance at the 50th percentile, and maximum performance at 75th percentile of our custom peer group.

Stock options and restricted stock units generally vest ratably over three years. For more information regarding the 2014 performance restricted stock units, restricted stock units and stock options, see the Grants of Plan-Based Awards table under “Compensation of Executive Officers” below and disclosures under “Compensation of Executive Officers – Estimated Future Payouts Under Equity Incentive Plan Awards.”

Value of 2014 Target Long-Term Incentive Compensation.    The following table shows the 2014 target long-term incentive compensation for each Named Executive relative to his benchmark.

2014 Target Long-Term Incentive Compensation

Named Executive	Target Value(1)	Median (Survey)	% Median (Survey)	Median (Proxy)
Mr. Ferland	$4,200,000	$4,006,000	5%	$4,843,000
Mr. Colatrella	$1,000,000	$979,000	2%	$1,178,000
Mr. Canafax	$730,000	$523,000	40%	$936,000
Mr. Baker(2)	$600,000	$588,707	2%	N/A
Mr. Gedeon	$300,000	$319,239	-6%	N/A

(1)	The value of the target long-term incentive compensation represents the nominal value used to determine the number of shares, units or stock options granted as long-term compensation, rather than the grant date fair value computed for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). For a discussion of the grant date fair values, see “Summary Compensation Table” in “Executive Compensation” below.
(2)	Includes the value of Mr. Baker’s supplemental promotional award discussed on the previous pages.

The Compensation Committee set Mr. Ferland’s target long-term incentive compensation at a value it determined appropriate relative to the median long-term incentive compensation applicable to him. The target compensation for each of Messrs. Ferland, Colatrella, Baker and Gedeon aligned with the median range, while the target compensation for Mr. Canafax was outside the median range. For

Mr. Canafax, additional consideration was given to the value of the proxy median reported by our direct competitors and the Compensation Committee’s view that Mr. Canafax is a high performer in his position. Mr. Baker’s target long-term incentive compensation was set at $500,000 in February 2014 prior to his promotion, which was 23% higher than the survey median applicable to his position at that time but 55% lower than the applicable proxy median for his position. The Compensation Committee selected this amount in light of financial performance metrics not reflected in the survey data and the high-consequence nature of the Nuclear Operations business that Mr. Baker oversees.

Sizing Long-Term Incentive Compensation.    When granting stock, the Compensation Committee targets a dollar value, rather than a number of shares, units or options. The number of restricted stock units, stock options and initial performance restricted stock units granted can be expressed through the following formula:

target value ($) / stock valuation ($)

The target value was set by the Compensation Committee as previously discussed. The stock valuation was determined by Hay Group based on the closing price of our common stock on the New York Stock Exchange on the date of grant. For restricted stock units and performance restricted stock units, Hay Group adjusted the closing price to reflect the conditions of the stock grants, such as the vesting conditions and transfer restrictions. For stock options, Hay Group used a Black-Scholes model to determine valuation. To ensure that restricted stock units and stock options vest in equal installments during the three-year vest term, the number of shares calculated was rounded to the nearest multiple of three. The chart below summarizes the stock valuations used to grant long-term incentive awards to our Named Executives in 2014. The closing price of our stock was $32.69 on March 3, 2014. The May 15, 2014 promotional award for Mr. Baker and annual award for Mr. Gedeon were valued as follows: $30.87 for performance restricted stock units, $30.41 for restricted stock units and $5.64 for stock options (with a $32.38 closing price on that date).

March 3, 2014 Awards	Stock Valuation
Performance Restricted Stock Units	$31.16
Restricted Stock Units	$30.71
Stock Options	$5.70

Because FASB ASC 718 does not calculate grant date fair values for financial reporting purposes using the same valuation, the target values of long-term incentive compensation may differ from the grant date fair values reported on the Summary Compensation Table and Grants of Plan Based Awards table.

Spin-off Retention, Employment and Severance Arrangements

In connection with the proposed spin-off of our Power Generation business, which we refer to as New B&W, from our Government and Nuclear Operations business that we announced on November 5, 2014, we entered into retention agreements with Messrs. Ferland, Canafax, Baker and Gedeon (the “retention agreements”) and a severance agreement with Mr. Colatrella (the “severance agreement”) to promote leadership continuity through the planned spin-off and to retain management for New B&W and our company who possess experience with both companies’ operations. The retention agreements entitle each of Messrs. Ferland, Canafax, Baker and Gedeon to a one-time grant of either restricted Company common stock or restricted stock units (the “retention stock award”) under the Company’s long term incentive plan on the date the Company sets the record date for the spin-off. Each retention stock award will vest one-third on the 30th day following the effective date of the restructuring transaction and two-thirds on the first anniversary of the effective date of a restructuring transaction (as defined in the agreements and which includes the proposed spin-off), so long as the applicable Named Executive remains continuously employed through the applicable vesting date. To promote leadership continuity following the proposed spin-off, Mr. Ferland’s retention agreement also provides him with a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under the EICP, 50% of which would be paid on each of the second and third anniversaries of the effective date of a restructuring transaction, if Mr. Ferland remains continuously employed with New B&W at each such date.

The retention agreements and the severance agreement generally provide for certain severance benefits and payments if the applicable Named Executive’s employment is terminated prior to or after the effective date of a restructuring transaction by the Company without “cause” or by the Named Executive for “good reason,” (each as defined in the retention agreements and the severance agreement) prior to (1) the effective date of a restructuring transaction in the case of Mr. Ferland, and (2) the first anniversary (second anniversary for Mr. Canafax) of the effective date of a restructuring transaction for our other Named Executives. Under the retention agreements and the severance agreement, if a “change in control” (as defined under the retention agreements, the severance agreement and Mr. Ferland’s change in control agreement, as applicable) occurs at a time when the retention or severance agreement, as applicable, is in effect, and the executive is a party to a change in control agreement with the Company (or any successor entity) (a “change in control agreement”), then the Named Executive will only be entitled to the change in control severance protections contained in his or her respective change in control agreement (in the case of Mr. Ferland, except as modified under his retention agreement as described below), and not also his retention agreement or severance agreement, as applicable.

Mr. Ferland’s retention agreement modifies his previously executed change in control agreement as follows: (1) after November 5, 2014 but before the effective date of a restructuring transaction, the cash severance multiple that is applied to a base salary and target bonus formula under the change in control agreement is reduced from 2.99 times to 2.5 times; (2) upon the effective date of a restructuring transaction, this cash severance multiple is further reduced from 2.5 times to 1.0 times; but if the effective date of a restructuring transaction does not occur by January 1, 2016, Mr. Ferland’s change in control agreement will continue in effect without regard to these modifications.

On November 5, 2014 the company and New B&W also entered into an employment agreement with Mr. Ferland in connection with his anticipated appointment as Chief Executive Officer of New B&W, which will become effective on the date the spin-off becomes effective. The employment agreement generally provides for a one-year term commencing on the effective date of the restructuring transaction and automatically renews for successive one-year terms unless either party provides prior written notice of nonrenewal 90 days before the end of the then-current term.

For more information on the retention agreements and the severance agreement, see “Executive Compensation – Potential Payments Upon Termination or Change in Control” on the following pages.

SECTION 3: OTHER BENEFITS AND PRACTICES

Other Benefits and Post-Employment Compensation

Other Benefits and Perquisites

Subject to applicable eligibility rules, our Named Executives receive all of the benefits offered to other B&W employees generally, including medical and other health and welfare benefits and participation in our qualified defined contribution and defined benefit plans. Our Named Executives receive additional limited perquisites, which we provide to attract and retain key personnel.

We provide the following perquisites to our Named Executives: relocation and temporary housing assistance, annual physicals, tax and financial planning services, reimbursement of limited expenses in connection with a spouse accompanying them on business travel and other miscellaneous items. We believe the personal benefits offered to our Named Executives are reasonable and appropriate. We also provide our Named Executives with limited tax assistance with respect to relocation and the reimbursement of limited spousal expenses discussed above. For relocation, the Company provides tax assistance to Named Executives on the same basis provided to other employees receiving relocation assistance.

For a description of the values and valuation methodology associated with perquisites provided in 2014, see the notes and narratives to the Summary Compensation Table under “Compensation of Executive Officers” below.

Retirement Benefits

Overview.    We provide retirement benefits through a combination of (1) qualified and non-qualified defined benefit pension plans (our “Pension Plans”), (2) qualified and non-qualified defined contribution retirement plans (our “Thrift Plans”), and (3) a supplemental non-qualified defined contribution executive retirement plan. Due to the volatility, cost and complexity associated with defined benefit plans and evolving employee preferences, we have taken steps over the past several years to shift away from traditional defined benefit plans toward defined contribution plans.

We began transitioning to defined contribution plans in 2006 when we closed the Pension Plans to new and unvested salaried employees and froze benefit accruals for existing salaried participants with less than five years of credited service. In 2012, we announced that all benefit accruals for salaried employees still accruing benefits under the Pension Plans would be frozen. To provide a period of transition, those benefit accruals will be frozen effective December 31, 2015. In lieu of future defined benefit plan accruals under those plans, we provide additional cash contributions to eligible employees’ Thrift Plan account (the “Service-Based Thrift Contribution”), discussed below.

Pension Plans.    As a result of the recent changes in eligibility requirements, none of our Named Executives other than Mr. Baker participate in our Pension Plans. Mr. Baker participates in the qualified and non-qualified excess retirement plans for governmental operations (which includes corporate employees). The excess plan covers a small group of highly compensated employees whose ultimate benefits under the qualified Pension Plans are reduced by Internal Revenue Code (“IRC”) limits on the amount of benefits which may be provided, and on the amount of compensation which may be taken into account in computing benefits. Benefits under the non-qualified excess plan in which our Named Executives participate are paid from the general assets of the company. See the “Pension Benefits” table under “Compensation of Executive Officers” below for more information regarding the Pension Plans.

Thrift Plans.    We maintain two primary defined contribution retirement plans: (1) a broad-based, qualified 401(k) plan (our “401(k) Plan”) and (2) a non-qualified restoration plan (our “Restoration Plan”). The 401(k) Plan consists of the following three principal components:

•	Employee Contributions — Eligible employees may contribute from 1% to 25% of pay (subject to IRC limits).

•	Company Matching Contributions — We match 50% of the first 6% of an eligible employee’s contributions. Company matching contributions are made in our common stock.
•

Service-Based Thrift Contributions — Eligible employees receive a cash contribution to their 401(k) Plan account of an amount between 3% and 8% of the employee’s base pay plus overtime pay (excluding bonuses, other special or supplemental pay, severance pay reimbursement for expense or other additional pay in any other form) based on their length of service.

All of our Named Executives participated in the 401(k) Plan in 2014 and Messrs. Ferland, Colatrella, Canafax and Gedeon, who are not eligible to participate in our Pension Plans, received the Service-Based Thrift Contribution.

Effective January 1, 2012, the Compensation Committee established the Restoration Plan to (1) more closely align our executive retirement plans with general and industrial market practices as indicated by Hay Group benefit data, (2) ensure the competitiveness of retirement benefits for our executives who are not eligible to participant in our Pension Plans, and (3) mirror the dual qualified and non-qualified plan design of our Pension Plans. Our Restoration Plan seeks to restore benefits provided by our 401(k) Plan that are precluded by IRC limits on eligible compensation ($260,000 in 2014) and total contributions ($52,000 in 2014). The Restoration Plan contains the same principal components as our 401(k) Plan:

•	Employee Contributions — Eligible employees may defer up to 25% of pay in excess of the IRC compensation limit.

•	Company Matching Contributions — We match 50% of the first 6% of employees’ contributions.

•

Service-Based Thrift Contributions — Eligible employees receive a cash contribution to their Restoration Plan account of an amount between 3% and 8% of the employee’s eligible compensation in excess of the IRC limit based on their length of service.

All of our Named Executives participated in our Restoration Plan in 2014. Our obligations under the Restoration Plan are unfunded and plan benefits are payable from the general assets of the company.

Supplemental Plans.    We also maintain a supplemental executive retirement plan (our “SERP”) through which we provide annual contributions to participants’ notional accounts. The SERP also provides participants with additional opportunities to defer the payment of certain compensation earned from us.

Under SERP eligibility guidelines adopted by the Compensation Committee, executives must generally have completed at least one year of service with us or one of our subsidiaries as a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or as an executive with direct responsibility over operations to be eligible for company contributions in their SERP accounts. Based on these guidelines, Messrs. Ferland, Canafax, Colatrella and Baker participated in our SERP in 2014. Mr. Gedeon has not yet met the requirements for eligibility for company contributions under the guidelines.

See the “Nonqualified Deferred Compensation” table and accompanying narrative under “Compensation of Executive Officers” below for more information about the Restoration Plan and SERP.

Severance Arrangements

Babcock & Wilcox Severance Plan.    Prior to 2012, we maintained a broad-based severance plan to provide a measure of financial assistance to eligible employees who are involuntarily terminated in connection with a permanent reduction in force. In 2012, in consultation with Hay Group, the Compensation Committee approved the replacement of our broad-based plan with a new modified plan and approved a new executive severance plan. For our Named Executives, however, the severance benefits payable under their retention agreements (or severance agreement in the case of Mr. Colatrella) are in lieu of any benefits payable under our executive severance plan. See “Compensation of Executive Officers — Potential Payments Upon Termination or Change In Control” below for more information on the retention and severance agreements with our Named Executives.

Change-in-Control Agreements.    The Compensation Committee has offered change-in-control agreements to executives, including Named Executives, since 2010 and in 2013 approved certain immaterial clarifying modifications to our change in control agreements. We believe change-in-control agreements protect stockholders’ interests by serving to:

•	attract and retain top-quality executive management;
•	assure both present and future continuity of executive management in the event of a threatened or actual change in control; and

•	ensure the objective focus of executive management in the evaluation of any change in control opportunities.

Our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon a qualified termination of the executive within one year following a change in control. Stock awards, however, are subject to separate agreements, which vest outstanding stock immediately on the occurrence of a change in control, regardless of whether there is a subsequent termination of employment. Additionally, the change-in-control agreements do not provide any tax gross-up on the benefits following a qualified termination. Instead, the change-in-control agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to an executive to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the executive retaining a larger after-tax amount. The provision was included with the intent of benefiting the company by seeking to preserve the tax deductibility of the benefits paid under the agreement, without compromising the objectives for which the agreement was approved.

See the “Potential Payments Upon Termination or Change in Control” tables under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change in control agreements with our Named Executives, events considered to be change in control events and other plans and arrangements that have different trigger mechanisms relating to a change in control.

Other Compensation Policies / Practices

Stock Ownership Guidelines.    We maintain stock ownership guidelines for our executives and non-management directors. These guidelines establish minimum stock ownership levels of two to five times annual base salary for our executives, and five times annual base retainer for non-management directors. The ownership multiple applicable to our Named Executives are:

•	Chief Executive Officer – Five (5)

•	Other Named Executives – Three (3)

Directors and executives have five years to achieve their respective minimum ownership levels. The Governance Committee annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines for directors and executives. No executive or director is authorized to sell any shares of our common stock (other than to satisfy applicable tax obligations resulting from a transaction involving such stock or to cover the exercise price of stock options) unless they have met their respective guideline.

Timing of Stock Awards.    To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves our annual stock option and other stock awards effective as of the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and

Exchange Commission. We have followed this practice for all long-term incentive compensation grants to Named Executives since our spin-off from McDermott, subject to certain exceptions.

Hedging, Pledging and Short Sale Policies.    We also maintain a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on B&W’s common stock and otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of our common stock. The directors, officers and employees are also prohibited from pledging company securities and engaging in short sales of company securities.

Clawbacks.    Since 2011, incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

Proxy Data — Custom Peer Group

AECOM Technology Corporation	Hubbell Inc.	Rockwell Collins, Inc.
Chicago Bridge & Iron Company	Huntington Ingalls Industries, Inc.	Scana Corporation
Curtiss-Wright Corporation	Jacobs Engineering Group, Inc.	SPX Corporation
Fluor Corporation	KBR, Inc.	URS Corporation
Flowserve Corporation	L-3 Communications Holdings Inc.
Foster Wheeler AG	MasTec, Inc.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that B&W specifically incorporates it by reference into such filing.

We have reviewed and discussed the Compensation Discussion and Analysis with B&W’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Larry L. Weyers, Chairman

Jan A. Bertsch

Brian K. Ferraioli

Stephen G. Hanks

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes prior compensation of our Named Executives for the time periods in which each was a Named Executive.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus(2)		Stock Awards(3)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)		Total
E. James Ferland, President & Chief Executive Officer	2014 2013 2012	$ $ $	937,500 893,750 609,848	$ $ $	0 0 0	$ $ $	3,320,748 2,651,485 3,835,517	$ $ $	1,299,160 973,741 1,155,165	$ $ $	1,090,031 617,760 890,000	N/A N/A N/A	$ $ $	252,219 130,936 257,827	$ $ $	6,899,658 5,267,672 6,748,357
Anthony S. Colatrella, Senior Vice President & Chief Financial Officer	2014 2013 2012	$ $ $	507,975 491,250 480,000	$ $ $	0 0 0	$ $ $	790,640 787,438 800,651	$ $ $	309,319 289,179 185,995	$ $ $	427,695 237,686 350,986	N/A N/A N/A	$ $ $	111,328 88,023 161,361	$ $ $	2,146,957 1,893,576 1,978,993
James D. Canafax, Senior Vice President, General Counsel, Chief Compliance Officer & Corporate Secretary	2014 2013 2012	$ $ $	470,000 447,250 405,500	$ $ $	0 0 0	$ $ $	577,143 578,505 556,210	$ $ $	225,819 212,446 129,209	$ $ $	346,713 185,484 254,151	N/A N/A N/A	$ $ $	84,865 79,422 95,818	$ $ $	1,704,540 1,503,107 1,440,888
P. Sandy Baker, President & Chief Operating Officer, Government and Nuclear Operations Group	2014		$447,917		$0		$474,360		$184,903		$432,048	$704,059		$53,889		$2,297,176
Elias Gedeon, Senior Vice President & Chief Business Development Officer	2014		$250,000		$200,000		$237,184		$90,678		$184,425	N/A		$507,956		$1,470,243

(1)	See “Salary” below for a discussion of the amounts reported in this column.

(2)	See “Bonus” below for a discussion of the amounts reported in this column.

(3)	See “Stock and Option Awards” below for a discussion of the amounts included in this column.

(4)	See “Non-Equity Incentive Plan Compensation” below for a discussion of the amounts included in this column.

(5)	See “Change in Pension Value and Nonqualified Deferred Compensation Earnings” below for a discussion of the amounts included in this column.

(6)	See “All Other Compensation” below for a discussion of the 2014 amounts included in this column.

Salary.    Amounts reported in the “Salary” column above include amounts that have been deferred under our qualified and non-qualified deferred compensation plans. The 2014 salary paid to Mr. Gedeon represents the amount of salary paid from the date he commenced employment with the Company on May 1, 2014.

Bonus.    The amount reported in the “Bonus” column for Mr. Gedeon represents a sign-on incentive bonus received in connection with commencing employment with the Company.

Stock and Option Awards.    The amounts reported in the “Stock Awards” and “Option Awards” columns for each Named Executive represent the aggregate grant date fair value of all stock and option awards granted to Named Executives in 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification

(“FASB ASC”) Topic 718, excluding the effect of estimated forfeitures. For a discussion of the valuation assumptions used in determining the grant date fair value, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

The amounts reported in the “Stock Awards” column include the grant date fair values of restricted stock units and performance shares awarded to our Named Executives in 2014. The values for performance shares are based on our Named Executives attaining target performance levels, which we determined was the probable outcome at the time of grant. Assuming the maximum performance levels were probable, the grant date fair values of each Named Executive’s performance restricted stock units would be as follows: $3,965,127 for Mr. Ferland, $944,061 for Mr. Colatrella, $689,158 for Mr. Canafax, $566,392 for Mr. Baker and $283,202 for Mr. Gedeon.

The amounts reported in the same columns for Mr. Baker include the grant date fair values of supplemental stock and option awards Mr. Baker received in connection with his promotion in June 2014. See the “Grants of Plan-Based Awards” table for more information regarding the stock and option awards granted to our Named Executives in 2014.

Non-Equity Incentive Plan Compensation.    The amounts reported in the “Non-Equity Incentive Plan Compensation” column are attributable to the annual incentive awards earned under our EICP. See the “Grants of Plan-Based Awards” table for more information regarding the annual incentive awards earned in 2014.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to our pension plans was 4.0%, 4.8% and 4.1% at December 31, 2014, 2013 and 2012, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

All Other Compensation.    The amounts reported for 2014 in the “All Other Compensation” column are attributable to the following:

All Other Compensation

	Mr. Ferland	Mr. Colatrella	Mr. Canafax	Mr. Baker	Mr. Gedeon
SERP Contribution	$89,188	$42,112	$35,070	$31,664	—
Thrift Plan Contributions	$15,600	$15,355	$19,623	$7,800	$13,594
Restoration Plan Contributions	$38,275	$13,598	$15,217	$3,117	—
Tax Reimbursements	$1,547	$1,324	$536	$1,420	$84,297
Dividend Equivalents	$89,401	$20,905	$14,419	$9,888	$2,198
Perquisites	$18,208	$18,034	—	—	$407,867

SERP Contribution.     See the “Nonqualified Deferred Compensation” table for more information regarding these amounts and our SERP.

Thrift Plan Contributions and Restoration Plan Contributions.     The amounts reported in these columns represent the total amount of matching and service-based contributions made to each Named Executive under our Thrift Plan and our Restoration Plan, respectively. Under our Thrift Plan, we will match 50% of employee’s contributions, up to 6%. Under our Restoration Plan, we will match 50% of the first 6% of employee’s deferral contributions. For information regarding our Thrift Plan and Restoration Plan matching contributions and service-based contributions, see “Compensation Discussion and Analysis – Other Benefits and Practices – Retirement Benefits” above.

Tax Reimbursements.     The tax reimbursements reported for Messrs. Ferland, Colatrella, Canafax and Baker were provided for income imputed to each of them as a result of their spouse attending a company event. The tax reimbursement reported for Mr. Gedeon was provided for income imputed to him as a result of his relocation from Connecticut to North Carolina.

Dividend Equivalents.     The amounts listed in this column for each Named Executive represent the value of dividend equivalents credited to their unvested restricted stock unit and performance restricted stock unit awards in 2014. The amounts reported for Messrs. Ferland and Colatrella also include the value of dividend equivalents credited to vested restricted stock units that they have elected to defer pursuant to the terms of the 2010 Long Term Incentive Plan of The Babcock & Wilcox Company as amended and restated February 25, 2014 (the “2010 LTIP”). Each dividend equivalent is equal to $0.10 per share of common stock underlying the unvested or deferred restricted stock unit for dividends paid to shareholders of the Company during 2014. Dividend equivalents credited to unvested restricted stock units are subject to the same vesting period as the restricted stock units with respect to which the dividend equivalents are paid. Dividend equivalents credited to deferred restricted stock units are subject to the same deferral period as the restricted stock units with respect to which the dividend equivalents are paid.

Perquisites.     Perquisites and other personal benefits received by a Named Executive are not included if their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for our Named Executives in 2014 are as follows:

•	The $18,208 reported for Mr. Ferland is primarily attributable to financial planning, as well as an annual physical and costs associated with his spouse accompanying him on company business.

•	The $18,034 reported for Mr. Colatrella is primarily attributable to financial planning, as well as an annual physical and the costs associated with his spouse accompanying him on company business.

•	The $407,867 reported for Mr. Gedeon is attributable to an annual physical and $405,587 of costs associated with his relocation from Connecticut to North Carolina.

We calculate all perquisites and personal benefits based on the incremental cost we incur to provide such benefits. For relocation, that includes costs paid to the employee and to third parties for the benefit of the employee, without regard to whether those costs are deductible to the employee. However, we exclude any payments by us to the third party that manages our relocation program, which would have been incurred without the employee’s relocation and therefore are not “incremental.” For annual physicals, we compute incremental cost based on the actual cost incurred by us for the physical. For financial planning services, we compute incremental cost based on the sum of (1) the actual cost incurred by us for the financial planning service for the applicable Named Executive and (2) a pro-rated portion of the fee our company pays to the third party firm that provides the financial planning services.

GRANTS OF PLAN-BASED AWARDS

The following table provides additional information on stock awards and equity and non-equity incentive plan awards made to our Named Executives during the year ended December 31, 2014.

	Grant Date	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Name			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)

Mr. Ferland
	02/25/14	02/25/14	$468,750	$937,500	$1,875,000
	03/03/14	02/25/14				33,693	67,386	134,772				$2,202,848
	03/03/14	02/25/14							34,197			$1,117,900
	03/03/14	02/25/14								184,278	$32.69	$1,299,160

Mr. Colatrella
	02/25/14	02/25/14	$177,792	$355,583	$711,166
	03/03/14	02/25/14				8,022	16,044	32,088				$524,478
	03/03/14	02/25/14							8,142			$266,162
	03/03/14	02/25/14								43,875	$32.69	$309,319

Mr. Canafax
	02/25/14	02/25/14	$141,000	$282,000	$564,000
	03/03/14	02/25/14				5,856	11,712	23,424				$382,865
	03/03/14	02/25/14							5,943			$194,277
	03/03/14	02/25/14								32,031	$32.69	$225,819

Mr. Baker
	02/25/14	02/25/14	$134,375	$268,750	$537,500
	05/08/14	05/08/14	$13,854	$27,708	$55,416
	03/03/14	02/25/14				4,011	8,022	16,044				$262,239
	05/15/14	05/08/14				810	1,619	3,238				$52,423
	03/03/14	02/25/14							4,071			$133,081
	05/15/14	05/08/14							822			$26,616
	03/03/14	02/25/14								21,939	$32.69	$154,670
	05/15/14	05/08/14								4,431	$32.38	$30,233

Mr. Gedeon
	05/08/14	05/08/14	$75,000	$150,000	$300,000
	05/15/14	05/08/14				2,430	4,859	9,718				$157,334
	05/15/14	05/08/14							2,466			$79,849
	05/08/14	05/08/14								13,290	$32.38	$90,678

(1)	Amounts shown represent the range of potential payouts under our annual incentive compensation plan. See “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” below for a discussion of the amounts included in this column. The actual amounts paid to our Named Executives are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.

(2)	See “Estimated Future Payouts Under Equity Incentive Plan Awards” below for a discussion of the amounts included in this column.

(3)	Amounts shown represent shares of our common stock underlying restricted stock units. See “All Other Stock Awards” below for a discussion of the amounts included in this column.

(4)	Amounts shown represent the number of shares of our common stock underlying stock options. See “All Other Option Awards” below for a discussion of the amounts included in this column.

(5)	See “Grant Date Fair Value of Stock and Option Awards” below for a discussion of the amounts included in this column.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts shown in this column reflect the threshold, target and maximum pay opportunities for each Named Executive under the EICP for 2014. Generally, EICP payout depends on three principal factors: (1) financial performance, (2) the Named Executive’s target percentage, and (3) the Named Executive’s earnings from base salary. For 2014, the target percentage for each Named Executive was as follows:

Named Executive	Target Percentage (% of Salary)
Mr. Ferland	100%
Mr. Colatrella	70%
Mr. Canafax	60%
Mr. Baker*	70%
Mr. Gedeon	60%

*	Mr. Baker’s target percentage represents an aggregate 2014 target percentage comprised of his initial 60% award opportunity and an additional 10% award opportunity he received in connection with his promotion in June 2014.

The amounts reflected in the “target” column of the “Grants of Plan Based Awards” table represent the value of the payout opportunity under the EICP at target financial performance levels. Except for Mr. Baker’s supplemental award, this amount was calculated by multiplying the Named Executive’s target percentage by the amount of base salary earned by each Named Executive in 2014. Mr. Baker’s supplemental award amount was calculated by multiplying his supplemental target percentage (10%) by his base salary earned in 2014 from the date of his promotion on June 1, 2014.

The amounts shown in the “maximum” column represent the maximum payout opportunity in 2014, which for all Named Executives was 200% of the target amount. The amounts shown in the “threshold” column represent the minimum payout opportunity in 2014 assuming threshold financial performance, which for all Named Executives was 50% of the target amount. If threshold financial performance is not achieved, no amount is paid under EICP.

All threshold, target and maximum amounts reported in the table above assume that our Compensation Committee exercises no discretion over the annual incentive compensation award ultimately paid.

See “Compensation Discussion and Analysis — Compensation Analysis — Annual Incentive Compensation” above for more information about the 2014 EICP awards and performance goals.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts shown reflect the threshold, target and maximum payout opportunities of performance restricted stock units granted in 2014 under the 2010 LTIP. Each grant represents a right to receive one share of B&W common stock if performance targets are met. Upon vesting, the performance restricted stock units are converted into shares of B&W common stock. The amount of performance restricted stock units that vest, if any, is determined based (1) 40% on the average annual ROIC during the three-year performance period, (2) 40% on the Company’s cumulative earnings per share during the same period, and (3) 20% on relative total shareholder return compared to the companies in the Company’s custom peer group. The amounts shown in the “target” column represent the number of performance shares that will vest, which is 100% of the amount granted, if the target levels of average annual ROIC, cumulative diluted earnings per share and relative total shareholder return are attained. The amounts shown in the “maximum” column represent the number of performance shares that will vest, which is 200% of the amount granted, if the maximum level of average annual ROIC, cumulative earnings per share and relative total shareholder return are attained. The amounts shown in the “threshold” column represent the minimum number of performance shares that will vest, which is 50% of the amount granted, if the threshold level of average annual ROIC, cumulative earnings per share and relative total shareholder return are attained. No amount of performance shares will vest if the levels of all three such performance metrics are less than the threshold performance level. See “Compensation Discussion and Analysis — Compensation Analysis — Long-Term Incentive Compensation” above for more information regarding the 2014 performance shares.

All Other Stock Awards

The amounts shown reflect 2014 grants of restricted stock units under our 2010 LTIP. Each restricted stock unit represents the right to receive one share of B&W common stock and is generally scheduled to vest one-third each year. Upon vesting, the restricted stock units are converted into shares of B&W common stock. We withhold a portion of these shares to satisfy the minimum statutory withholding tax for each Named Executive due on vesting. See “Compensation Discussion and Analysis — Compensation Analysis — Long-Term Incentive Compensation” for more information regarding the 2014 restricted stock units.

All Other Option Awards

The amounts shown reflect 2014 grants of stock options under our 2010 LTIP. Each option represents the right to purchase one share of B&W common stock at the exercise price. Options generally expire seven years from the date of grant. The stock options are generally scheduled to vest and become exercisable one-third each year. See “Compensation Discussion and Analysis — Compensation Analysis — Long-Term Incentive Compensation” above for more information regarding the 2014 stock options.

Grant Date Fair Value of Stock and Option Awards

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column for each Named Executive represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of our common stock on the date of grant for restricted stock units and performance restricted stock units, and an option-pricing model for stock options. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options granted to our Named Executives. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For more information regarding the compensation expense related to 2014 awards, and a discussion of valuation assumptions utilized in option pricing, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for restricted stock unit and performance restricted stock unit awards do not factor in the value of dividend equivalents credited to each unvested restricted stock unit as a result of dividends on stock declared by our company in 2014. For more information on the value of dividend equivalents credited to our Named Executives’ unvested restricted stock unit and performance restricted stock unit awards, See “All Other Compensation” under the “Summary Compensation Table”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our Named Executives that were outstanding as of December 31, 2014.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Mr. Ferland
Stock Options	04/19/12	60,190	30,095	(3)	—	$23.42	04/19/19
Stock Options	04/19/12	24,288	48,576	(4)	—	$23.42	04/19/19
Stock Options	03/04/13	51,115	102,230	(5)	—	$26.80	03/04/20
Stock Options	03/03/14	—	184,278	(6)	—	$32.69	03/03/21
RSU	04/19/12							11,364	(3)	$344,329
RSU	04/19/12							37,660	(4)	$1,141,098
RSU	03/04/13							21,852	(5)	$662,116
RSU	03/03/14							34,197	(6)	$1,036,169
Performance Shares	04/19/12										36,595	(7)	$1,108,829
Performance RSU	03/04/13										33,079	(8)	$1,002,294
Performance RSU	03/03/14										33,693	(9)	$1,020,898
Mr. Colatrella
Stock Options	11/16/11	25,209	0	(10)	—	$23.24	11/16/18
Stock Options	03/05/12	16,390	8,195	(3)	—	$26.59	03/05/19
Stock Options	03/04/13	15,180	30,360	(5)	—	$26.80	03/04/20
Stock Options	03/03/14	—	43,875	(6)		$32.69	03/03/21
RSU	03/05/12							3,170	(3)	$96,051
RSU	03/04/13							6,490	(5)	$196,647
RSU	03/03/14							8,142	(6)	$246,703
Performance Shares	03/05/12										10,301	(7)	$312,120
Performance RSU	03/04/13										9,823	(8)	$297,637
Performance RSU	03/03/14										8,022	(9)	$243,067
Mr. Canafax
Stock Options	03/04/11	9,672	0	(10)	—	$34.55	03/04/18
Stock Options	03/04/11	13,818	0	(11)	—	$34.55	03/04/18
Stock Options	03/05/12	11,386	5,693	(3)	—	$26.59	03/05/19
Stock Options	03/04/13	11,152	22,304	(5)	—	$26.80	03/04/20
Stock Options	03/03/14	—	32,031	(6)	—	$32.69	03/03/21
RSU	03/05/12							2,202	(3)	$66,721
RSU	03/04/13							4,768	(5)	$144,470
RSU	03/03/14							5,943	(6)	$180,073
Performance Shares	03/05/12										7,156	(7)	$216,827
Performance RSU	03/04/13										7,217	(8)	$218,675
Performance RSU	03/03/14										5,856	(9)	$177,437

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Mr. Baker
Stock Options	03/05/09	4,551	0	(12)	—	$10.58	03/05/16
Stock Options	03/04/10	2,489	0	(13)	—	$24.55	03/04/17
Stock Options	03/04/11	8,217	0	(10)	—	$34.55	03/04/18
Stock Options	03/05/12	6,902	3,451	(3)	—	$26.59	03/05/19
Stock Options	03/04/13	6,583	13,166	(5)	—	$26.80	03/04/20
Stock Options	03/03/14	—	21,939	(6)	—	$32.69	03/03/21
Stock Options	05/15/14	—	4,431	(6)	—	$32.38	05/15/21
RSU	03/05/12							667	(3)	$20,210
RSU	03/04/13							2,110	(14)	$63,933
RSU	03/03/14							4,071	(6)	$123,351
RSU	05/15/14							822	(6)	$24,907
Performance Shares	03/05/12										4,337	(7)	$131,411
Performance RSU	03/04/13										4,260	(8)	$129,078
Performance RSU	03/03/14										4,011	(9)	$121,533
Performance RSU	05/15/14										809	(9)	$24,513
Mr. Gedeon
Stock Options	05/15/14	—	13,290	(15)	—	$32.38	05/15/21
RSU	05/15/14							2,466	(15)	$74,720
Performance RSU	05/15/14										2,430	(9)	$73,629

(1)	The dates presented in this column represent the date the awards were granted (a) by our former parent company, McDermott International, Inc., prior to July 2010 (the “McDermott 2010 Awards”) and (b) by us for all other awards. The McDermott 2010 Awards were converted to equity in the Company in connection with our spin-off from McDermott International Inc. in 2010 (the “McDermott spin-off”) with new grant dates of August 2, 2010 for stock options. However, when the McDermott 2010 Awards were converted to B&W equity, they remained subject to the same general vesting schedule. Therefore, to assist in understanding the vesting dates associated with the McDermott 2010 Awards, we are presenting the original grant dates prior to the McDermott spin-off.
(2)	Market values in these columns are based on the closing price of Company common stock as of December 31, 2014 ($30.30), as reported on the New York Stock Exchange.
(3)	These stock options and restricted stock units vested on March 5, 2015. See “Vesting of Restricted Stock Units” below for a discussion of the vesting schedules for Company restricted stock units.
(4)	One-half of these stock options and restricted stock units vest on March 5, 2015 and the remaining one-half will vest on March 5, 2016.
(5)	One-half of these stock options and restricted stock units vest on March 4, 2015 and the remaining one-half will vest on March 4, 2016.
(6)	One-third of these stock options and restricted stock units vest on March 3, 2015 and an additional one-third will vest on each of March 3, 2016 and 2017.
(7)	These performance shares represent the right to receive one share of Company common stock for each performance share that vests. The number and value of performance shares that vest depend upon the attainment of specified performance goals. The number and value of performance shares reported are based on achieving threshold performance levels. These performance shares were generally scheduled to vest 100% on March 5, 2015, however no shares vested as a result of the threshold performance levels not being achieved.
(8)	These performance shares represent the right to receive one share of Company common stock for each performance share that vests. The number and value of performance shares that vest depend upon the attainment of specified performance goals. The number and value of performance shares reported are based on achieving threshold performance levels. These performance shares are generally scheduled to vest 100% on March 4, 2016.
(9)	These performance shares represent the right to receive one share of Company common stock for each performance share that vests. The number and value of performance shares that vest depend upon the attainment of specified performance goals. The number and value of performance shares reported are based on achieving threshold performance levels. These performance shares are generally scheduled to vest 100% on March 3, 2017.
(10)	These stock options vested 100% on March 4, 2014.
(11)	These stock options vested 100% on August 12, 2013.
(12)	These stock options vested 100% on March 5, 2012.
(13)	These stock options vested 100% on March 4, 2013.
(14)	Two-thirds of these restricted stock units will vest on March 4, 2015 and the remaining one-third will vest on March 4, 2016.
(15)	One-third of these stock options and restricted stock units vest on May 15, 2015 and an additional one-third will vest on each of May 15, 2016 and 2017.

Vesting of Restricted Stock Units

Except as noted below, restricted stock units generally vest one-third each year. In addition, the restricted stock units awarded in 2012 and 2013 are subject to an additional accelerated vesting schedule if the Named Executive is at least 60 years old and has at least 10 years of service with the Company prior to the third anniversary of the applicable grant date (“Retirement Eligibility”). The 2014 restricted stock unit awards do not contain such an accelerated vesting schedule. For all 2012 and 2013 restricted stock unit awards, the accelerated vesting schedule provides that (1) 25% of the then unvested restricted stock units will vest on the date the Named Executive attains Retirement Eligibility on or after the first anniversary of the grant date, and (2) 50% of the then unvested restricted stock units vest on the date the Named Executive attains Retirement Eligibility on or after the second anniversary of the grant date. Mr. Baker is the only Named Executive to have attained Retirement Eligibility as of December 31, 2014. As a result, his 2012 and 2013 restricted stock units were eligible for accelerated vesting. See “Potential Payments Upon Termination or Change In Control” for more information on potential payments upon retirement and other events.

OPTION EXERCISES AND STOCK VESTED

The following Option Exercises and Stock Vested table provides additional information about the value realized by our Named Executives on exercises of B&W option awards and vesting of B&W stock awards during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Mr. Ferland	—	—	41,120	$1,358,913
Mr. Colatrella(1)	—	—	40,037	$1,318,926
Mr. Canafax	6,988	$104,586	14,408	$474,808
Mr. Baker(1)	—	—	11,354	$374,085
Mr. Gedeon	—	—	—	—

(1)	$69,499 of the amount reported in the Stock Awards – Value Realized on Vesting column represents the realized value of 2,111 restricted stock units that Mr. Baker has elected to defer pursuant to the terms of our 2010 LTIP. $106,858 of the amount reported in the same column for Mr. Colatrella represents the realized value of 3,245 restricted stock units that Mr. Colatrella has elected to defer pursuant to the terms of our 2010 LTIP. See the “Non-Qualified Deferred Compensation” table below for more information on the deferral of stock awards.

Option Awards.    Each stock option exercise reported in the “Option Exercises and Stock Vested” table was affected as a simultaneous exercise and sale. For all exercise and sales reported above, the value realized on exercise was calculated based on the difference between the exercise price of the stock option and the price at which the shares were sold.

Stock Awards.    For each Named Executive, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of our common stock acquired by the Named Executive in connection with restricted stock units awarded under our 2010 LTIP which vested in 2014. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting.

The number of shares acquired in connection with the vesting of restricted stock units includes shares withheld by us in the amounts and for the Named Executives reported below to satisfy the minimum statutory withholding tax due on vesting.

Name	Shares Withheld on Vesting of Restricted Stock Units
Mr. Ferland	15,199
Mr. Colatrella	13,745
Mr. Canafax	4,819
Mr. Baker	3,177
Mr. Gedeon	—

PENSION BENEFITS

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executives under our qualified and nonqualified pension plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2014
Mr. Ferland	N/A	N/A	N/A	N/A
Mr. Colatrella	N/A	N/A	N/A	N/A

Mr. Canafax	N/A	N/A	N/A	N/A
Mr. Baker	B&W Governmental Operations Qualified Retirement Plan	44.00	$1,798,855	$0
	B&W Governmental Operations Excess Plan	44.00	$1,222,644	$0
Mr. Gedeon	N/A	N/A	N/A	N/A

Overview of Qualified Plans.    We maintain retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.” Mr. Baker participates in the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations (the “Qualified Plan”) for the benefit of eligible employees of the company and our Nuclear Operations and Technical Services segments.

Due to the date of employment of Messrs. Ferland, Colatrella, Canafax and Gedeon, they are not eligible to participate in our defined benefit plans. For more information on our retirement plans, see “Compensation Discussion and Analysis — Other Benefits and Practices — Retirement Benefits.”

Participation and Eligibility.    Generally, salaried employees over the age of 21 years, who were hired before April 1, 2001, participate in the retirement plans.

•

For salaried participants hired before April 1, 2001, benefit accruals will be frozen as of December 31, 2015. Beginning January 1, 2016, affected employees will receive a service-based cash contribution to their Thrift Plan account.

•

For salaried participants hired on or after April 1, 2001, benefit accruals were frozen as of March 31, 2006, subject to cost of living adjustments. Beginning January 1, 2016, the cost of living adjustments will be discontinued. Affected employees receive a service-based cash contribution to their Thrift Plan account.

Benefits.    For eligible Named Executives, benefits under the Qualified Plan are based on years of credited service and final average cash compensation (including bonuses).

The present value of accumulated benefits reflected in the Pension Benefit table above is based on a 4.0% discount rate at December 31, 2014 and the RP2014 mortality table projected with the MP2014 mortality improvement scale. The discount rate applicable to our pension plans at December 31, 2013 and December 31, 2012 was 4.8% and 4.1%, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

Retirement and Early Retirement.    Under the Qualified Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under the Qualified Plan depends on the employee’s date of hire. Employees hired before April 1, 1998, including Mr. Baker, are eligible for early retirement if the employee has completed at least 15 years of credited service and attained the age of 50. Early retirement benefits are based on the same formula as normal retirement, but the pension benefit is not reduced to reflect early commencement of payment if the sum of the employee’s age and years of service equals 75 or greater at the date benefits commence; otherwise the pension benefit is reduced by 4% times the difference between 75 and the participant’s age plus service.

Overview of Nonqualified Plans.    To the extent benefits payable under our qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by our applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Mr. Baker participates in the Excess Plan for certain employees of Babcock & Wilcox Governmental Operations.

NONQUALIFIED DEFERRED COMPENSATION

The following Nonqualified Deferred Compensation table summarizes our Named Executives’ compensation under our nonqualified defined contribution plans.

Name	Plan Name	Executive Contributions in 2014		Registrant Contributions in 2014		Aggregate Earnings in 2014		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/14
Mr. Ferland	SERP Restoration Plan	$	N/A 38,275	$ $	89,188 38,275	$ $	7,435 11,093	— —	$ $	96,623 222,632
Mr. Colatrella	SERP Restoration Plan	$	N/A 13,598	$ $	42,112 13,598	$ $	7,017 4,307	— —	$ $	77,197 95,722
Mr. Canafax	SERP Restoration Plan	$	N/A 11,413	$ $	35,070 15,217	$ $	3,405 4,264	— —	$ $	105,344 87,646
Mr. Baker	SERP Restoration Plan	$ $	64,219 15,586	$ $	31,664 3,117	$ $	15 858	— —	$ $	182,626 59,143
Mr. Gedeon(1)	SERP Restoration Plan		N/A —		N/A —		N/A —	N/A —		N/A —

(1)	No information is provided for Mr. Gedeon because he did not defer compensation under our Restoration Plan and was not eligible to receive company contributions under our SERP for 2014.

SERP.    Our SERP is an unfunded, nonqualified defined contribution plan through which we provide annual contributions to a participant’s notional account, which we refer to as a participant’s company account. Participants include officers selected by our Compensation Committee. Benefits under our SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation in their respective company account, subject to accelerated vesting for death, disability, termination by the company without cause, retirement or on a change in control.

For 2014, participants could elect to defer the payment of certain compensation earned from us. Under our SERP, any amounts deferred by a participant are maintained in a notional account separate from the account into which we make annual contributions. We refer to this separate account as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.

Restoration Plan.    Our Restoration Plan is an unfunded, nonqualified defined contribution plan through which we provide annual contributions to each participant’s notional accounts, which we refer to as a participant’s company matching account and company service-based account. Participants include our Named Executives and other employees of our company whose base salary exceeds certain compensation limits imposed by the Internal Revenue Code.

Benefits under our Restoration Plan are based on a participant’s vested percentage in his or her notional account balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing 3 years of service with our company, subject to accelerated vesting for death, disability, termination by the company without cause, retirement or on a change in control.

Participants in our Restoration Plan may elect to defer the payment of certain compensation earned from us that is in excess of limits imposed by the Internal Revenue Code. As with our SERP, any amounts deferred by a participant in the Restoration Plan are reflected in a notional deferral account that is separate from the participant’s company matching and service-based accounts. Participants are 100% vested in their deferral accounts at all times.

Executive Contributions in 2014.    Mr. Baker is the only Named Executive who elected to contribute to his SERP deferral account in 2014. Under our SERP, an officer selected by our Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2014 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2014” do not include any contributions of any 2014 EICP awards because EICP awards earned in 2014 are not paid until 2015. Amounts reported in this column for each Named Executive are reported as “Salary” for each Named Executive in the Summary Compensation Table above.

All of our Named Executives except for Mr. Gedeon elected to contribute to their Restoration Plan deferral accounts in 2014. Our Restoration Plan allows participants to defer a percentage of their base salary in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.

Registrant Contributions in 2014.    We make annual notional contributions to participating employees’ SERP company accounts equal to a percentage of the employee’s prior-year compensation, as determined by our Compensation Committee. Under the terms of our SERP, the contribution percentage may not be the same for all participants. Additionally, our Compensation Committee may approve a discretionary contribution to a participant’s account at any time.

For 2014, the contributions reported in the table above for our SERP reflect notional contributions made by our company to each participating Named Executive’s company account. The company’s 2014 contributions equaled 5% of the Named Executives’ base salaries and EICP awards paid in 2013. All 2014 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

Under our Restoration Plan, our company makes notional matching and serviced-based contributions to eligible participants’ company matching account and serviced-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under our Restoration Plan are credited with a company matching contribution equal to 50% of the first 6% of their deferral contribution. For each participant in our Restoration Plan who is not eligible to participate in our pension plans, we also make a cash service-based contribution to the participant’s company service-based account. The amount of this service-based con-

tribution is based on a percentage of the participant’s eligible compensation in excess of the Internal Revenue Code limit and ranges between 3% and 8%, depending on the participant’s years of service. This service-based contribution is made regardless of whether the participant has elected to make deferral contributions under our Restoration Plan. All 2014 company contributions are included in the “Summary Compensation Table” above as “All Other Compensation.”

Aggregate Earnings in 2014.    The amounts reported in this column for our SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2014 on all accounts for each Named Executive under our SERP and Restoration Plan. Under our SERP and Restoration Plans, each participant elects to have his notional accounts hypothetically invested in one or more of the investment funds designated by our Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the Summary Compensation Table.

Aggregate Balance at 12/31/14.    The aggregate balance of a participating officer’s notional SERP account consists of contributions made by us to the officer’s company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The aggregate balance of a participating officer’s notional Restoration Plan Account consists of contributions made by us to the officer’s company matching account and (for each Named Executive other than Mr. Baker) company service-based account, deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive as of December 31, 2014. Messrs. Ferland, Baker and Canafax were each vested 20%, 40% and 60%, respectively, in their SERP balance as shown above. Messrs. Baker, Canafax and Colatrella were each 100% vested in their Restoration Plan balance as shown above.

The SERP and Restoration Plan balances include contributions from previous years, which have been reported as compensation to the Named Executives in the Summary Compensation Table for those years – to the extent a Named Executive was included in the Summary Compensation Table during those years. The Restoration Plan balances do not include contributions from years prior to 2012 because the Restoration Plan became effective on January 1, 2012. The amounts and years reported for the SERP and Restoration Plan contributions from previous years are as follows:

Named Executive	Year	Restoration Plan		SERP
Mr. Ferland	2013 2012	$ $	38,325 21,591		N/A N/A
	2011		N/A		N/A
Mr. Colatrella	2013 2012	$ $	14,175 13,800		$24,000 N/A
	2011		N/A		N/A
Mr. Canafax	2013 2012	$ $	15,380 12,440	$ $	31,405 23,031
	2011		N/A		N/A
Mr. Baker	2013 2012		N/A N/A		N/A N/A
	2011		N/A		N/A
Mr. Gedeon	2013 2012		N/A N/A		N/A N/A
	2011		N/A		N/A

Deferred Stock Under 2010 LTIP.    Under the terms of our 2010 LTIP, our Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock and option awards. Participants, including our Named Executives, were permitted to make deferral elections on their 2014 time and performance vested restricted stock unit awards. Mr. Colatrella and Mr. Baker were the only Named Executives to make deferral elections on their 2014 awards. As of December 31, 2014, 9,735 restricted stock units awarded to Mr. Colatrella and 4,221 restricted stock units award to Mr. Baker had been deferred to their respective SERP deferral accounts, less the number of shares withheld by us to satisfy the minimum statutory withholding tax due upon vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to our Named Executives under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our Named Executives, assuming a December 31, 2014 termination date. Where applicable, the amounts listed below use the closing price of our common stock of $30.30 (as reported on the NYSE) as of December 31, 2014. These tables do not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested.

Except as otherwise indicated, amounts reported in the below tables for stock options, restricted stock units and performance shares/RSUs represent the value of unvested and accelerated shares or units, as applicable, calculated:

•	for stock options: by multiplying the number of accelerated options by the difference between the exercise price and $30.30 (the closing price of our common stock on December 31, 2014); and

•

for restricted stock units, performance shares and performance restricted stock units: by multiplying the number of accelerated shares or units by $30.30 (the closing price of our common stock on December 31, 2014).

Estimated Value of Benefits to Be Received Upon Involuntary Termination Without Cause

The following table shows the estimated value of payments and other benefits due the Named Executives assuming their involuntary termination without cause as of December 31, 2014. In the event of a Named Executive’s termination with cause, none of these payments and other benefits would be due.

	Mr. Ferland	Mr. Colatrella	Mr. Canafax	Mr. Baker	Mr. Gedeon
Severance Payments	$4,750,000	$1,741,820	$1,520,000	$1,615,000	$1,200,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$51,974	$50,870	$57,043	—	$57,374
EICP	$1,090,031	$427,695	$346,713	$432,048	$184,425
Financial Planning	$6,048	$6,048	—	—	—
Supplemental Executive Retirement Plan (SERP)	$77,299	$46,318	$42,138	$35,597	—
Restoration Plan	$111,297	—	—	—	—
Stock Options unvested and accelerated	$899,061	$136,663	$99,185	$58,884	—
Restricted Stock Units unvested and accelerated	$3,183,712	$539,401	$391,264	$232,401	$74,720
Performance Shares/RSUs (unvested and unforfeited)	$6,264,010	$1,705,648	$1,225,877	$813,101	$147,228
Tax Reimbursements	—	—	—	—	—
Total	$18,333,432	$4,654,463	$3,682,220	$3,187,031	$1,663,747

Severance Payment. The severance payments reported for each Named Executive represent a lump-sum cash payment equal to 2 times (2.5 times for Mr. Ferland) the sum of the Named Executive’s annual base salary and target bonus amount as in effect on the date of termination. This is the amount that would be payable pursuant to the Restructuring Transaction Retention Agreements that the Company entered into with each of Messrs. Ferland, Canafax, Baker and Gedeon (the “retention agreements”), and the Restructuring Transaction Severance Agreement that the Company entered into with Mr. Colatrella (the “Colatrella severance agreement” and, collectively with the retention agreements, the “retention and severance agreements”) on or about November 5, 2014 in connection with the Company’s announcement of its plans to pursue the spin-off. The retention and severance agreements generally provide certain severance payments and benefits in the event that the Named Executive’s employment with the Company or one of its subsidiaries or a successor company is terminated prior to: (1) in the case of Mr. Ferland, the effective date of the proposed spin-off or certain other events described in the retention and severance agreements (each a “restructuring transaction”); and (2) for all other Named Executives, the first anniversary of the effective date of a restructuring transaction, either by the employer company for any reason other than “cause” or “disability” or by the Named Executive for “good reason” Under the retention and severance agreements, “cause” means:

•

the willful and continued failure of the executive to perform substantially his duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the participant by the compensation committee or the chief executive officer, which specifically identifies the manner in which the compensation committee or the chief executive officer believes that the participant has not substantially performed his duties, after which the participant will have 30 days to defend or remedy such failure to substantially perform his duties;

•	the willful engaging by a participant in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company; or

•	the conviction of a participant with no further possibility of appeal, or plea of nolo contendere by the participant to, any felony or crime of falsehood.

Except as set forth on the following pages, the severance payments and benefits payable to our Named Executives are in lieu of any severance payments or benefits payable under any other severance plan, benefit or program of the Company, including the Company’s Executive Severance Plan. Receipt of severance benefits under the retention and severance agreements is subject to the Named Executive executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants.

Cash Retention Award.    Mr. Ferland’s retention agreement provides a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under the EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring transaction if Mr. Ferland remains continuously employed with New B&W at each such date. If Mr. Ferland’s employment is terminated by the Company without cause (among other reasons) as of December 31, 2014, Mr. Ferland will become immediately vested in 50% of his cash retention award.

Benefits Payment.    Upon a termination for any reason other than cause under the retention and severance agreements, each Named Executive would also be entitled to a lump-sum payment equal to three times the full annual cost of coverage (Cobra continuation coverage in the case of Mr. Colatrella) for the medical, dental and/or vision benefits in effect for the applicable Named Executive and his qualified beneficiaries as of the date of termination. This payment is subject to the same conditions described above for severance payments under the retention and severance agreements. The amounts reported for all Named Executives were determined by multiplying the annual cost of 2014 medical, dental and/or vision benefits for the Named Executive and his qualified beneficiaries by three. No amount would be payable to Mr. Baker for a December 31, 2014 termination because he did not elect medical, dental or vision benefits through our Company in 2014.

EICP.    Upon a termination for any reason other than cause under the retention and severance agreements, each Named Executive would be entitled to the amount of his annual incentive award earned in 2014 under the EICP based on a December 31, 2014 termination date, contingent on the participant executing a general release of claims and restrictive covenants as described above.

Financial Planning.    If the Named Executive terminates his employment for good reason under his retention or severance agreement and he participated in the Company’s financial planning services as of December 31, 2014, he would be entitled to financial planning benefits until June 30th of the year following the year in which the termination for good reason occurred, so long as the services are not earlier terminated for all similarly situated employees. Mr. Ferland and Mr. Colatrella were the only Named Executives who participated in financial planning benefit during 2014. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive to receive such benefits.

SERP.    Pursuant to the retention and severance agreements, a Named Executive’s company account in the SERP becomes fully vested on, among other events, the date of the executive’s termination for good reason. Messrs. Ferland, Colatrella, Canafax and Baker were 20%, 40%, 60% and 40% vested, respectively, in their company accounts as of December 31, 2014. Accordingly, 80%, 60%, 40% and 60%, respectively, of the amounts in their company accounts would be subject to accelerated vesting upon his termination for good reason. Mr. Gedeon was not a participant in the SERP during 2014.

Restoration Plan.    The retention and severance agreements provide that a Named Executive’s company matching account and company service-based account become fully vested on, among other events, the date the Named Executive terminates his employment for good reason. Messrs. Ferland and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2014. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination of employment for good reason. Messrs. Canafax, Colatrella and Baker were each 100% vested in their respective company matching accounts and company service-based accounts as of December 31, 2014.

Equity Awards.    The retention and severance agreements generally provide that all outstanding and unvested equity awards granted to our Named Executives prior to December 31, 2014 will become fully vested upon, among other events, termination for reasons other than cause, except that no such award that is subject to Internal Revenue Code Section 409A will be paid on a date earlier than is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A.

The stock option amounts reported for each Named Executive do not include the value of unvested and accelerated stock options granted during 2014. We omitted the 2014 stock option awards from the table above because the exercise price of our 2014 stock option awards exceeded the closing price of our common stock as of December 31, 2014, resulting in a net loss for those options.

Estimated Value of Benefits to Be Received Upon Voluntary Termination

No payments or other benefits would be due to our Named Executives assuming their voluntary termination as of December 31, 2014 (except for accrued but unpaid compensation) unless the Named Executives voluntarily terminated their employment for “good reason” as defined under their applicable retention and severance agreements. “Good reason” means:

•

a material diminution in the duties or responsibilities of the Named Executive from those applicable immediately before the agreement date; but, in the case of all Named Executives other than Mr. Ferland, if the Named Executive has a position with either the Company or a successor company and, in either case, the employer is publicly traded, a material diminution in position, authority, duties or responsibilities will not have occurred if the Named Executive has a position, authority, duties and responsibilities substantially the same as those attendant to the Named Executive’s position with the Company immediately prior to the agreement date

(notwithstanding that the business operations of the Company or such successor may be smaller or less complex);

•	a material reduction in Named Executive’s annual salary as in effect immediately before the agreement date or as the same may be increased from time to time thereafter;

•

the failure by the Company to continue in effect any compensation plan in which the Named Executive participates immediately before the agreement date which is material to the Named Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Named Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the agreement date, unless the action by the Company applies to all similarly situated employees;

•

the failure by the Company to continue to provide the Named Executive with material benefits in the aggregate that are substantially similar to those enjoyed by the Named Executive under any of the Company’s (or its Affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which the Named Executive was participating immediately before the agreement date if such benefits are material to Named Executive’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Named Executive of any fringe benefit enjoyed by him at the time of the agreement date if such fringe benefit is material to the Named Executive’s total compensation, unless the action by the Company applies to all similarly situated employees; or

•

a change in the location of the Named Executive’s principal place of employment with the Company by more than 50 miles from the location where the Named Executive was principally employed as of the agreement date without the Named Executive’s consent.

The following table shows the estimated value of payments and other benefits due the Named Executives assuming their termination of employment for good reason under the retention and severance agreements as of December 31, 2014.

	Mr. Ferland	Mr. Colatrella	Mr. Canafax	Mr. Baker	Mr. Gedeon
Severance Payments	$4,750,000	$1,741,820	$1,520,000	$1,615,000	$1,200,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$51,974	$50,870	$57,043	—	$57,374
EICP	$1,090,031	$427,695	$346,713	$432,048	$184,425
Financial Planning	$6,048	$6,048	—	—	—
Supplemental Executive Retirement Plan (SERP)	$77,299	$46,318	$42,138	$35,597	—
Restoration Plan	$111,297	—	—	—	—
Stock Options unvested and accelerated	$899,061	$136,663	$99,185	$58,884	—
Restricted Stock Units unvested and accelerated	$3,183,712	$539,401	$391,264	$232,401	$74,720
Performance Shares/RSUs (unvested and unforfeited)	$6,264,010	$1,705,648	$1,225,877	$813,101	$147,228
Tax Reimbursements	—	—	—	—	—
Total	$18,333,432	$4,654,463	$3,682,220	$3,187,031	$1,663,747

Severance Payment.    The severance payments reported for each Named Executive represent a lump-sum cash payment equal to two times (2.5 times for Mr. Ferland) the sum of the Named Executive’s annual base salary and target bonus amount as in effect on the date of termination, which would have been payable pursuant to his applicable retention or severance agreement if he resigns for “good reason.”

Cash Retention Award.    Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under the EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring transaction if Mr. Ferland remains continuously employed with New B&W at each such date. If

Mr. Ferland terminates his employment for good reason as of December 31, 2014, Mr. Ferland will become immediately vested in 50% of his cash retention award.

Benefits Payment.    Upon termination by the Named Executive for “good reason” under the retention and severance agreements, each Named Executive would also be entitled to a lump-sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for the applicable Named Executive and his or her qualified beneficiaries as of the date of termination. This payment is subject to the same conditions described above for severance payments under the retention and severance agreements. The amounts reported for all Named Executives were determined by multiplying the annual cost of 2014 medical, dental and/or vision benefits for the Named Executive and his qualified beneficiaries by three. No amount would be payable to Mr. Baker for a December 31, 2014 termination because he did not elect medical, dental or vision benefits through our Company in 2014.

EICP.    Upon a termination by a Named Executive for good reason under the retention and severance agreements, each Named Executive would be entitled to the amount of his annual incentive award earned in 2014 under the EICP based on a December 31, 2014 termination date, contingent on the participant executing a general release of claims and restrictive covenants as described above.

Financial Planning.    If the Named Executive terminates his employment for good reason under his retention or severance agreement and he participated in the Company’s financial planning services as of December 31, 2014, he would be entitled to financial planning benefits until June 30th of the year following the year in which the termination for good reason occurred, so long as the services are not earlier terminated for all similarly situated employees. Mr. Ferland and Mr. Colatrella were the only Named Executives who participated in financial planning benefit during 2014. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive to receive such benefits.

SERP.    Pursuant to the retention and severance agreements, a Named Executive’s company account in the SERP becomes fully vested on, among other events, the date of the executive’s termination for good reason. Messrs. Ferland, Colatrella, Canafax and Baker were 20%, 40%, 60% and 40% vested, respectively, in their company accounts as of December 31, 2014. Accordingly, 80%, 60%, 40% and 60%, respectively, of the amounts in their company accounts would be subject to accelerated vest-

ing upon his termination for good reason. Mr. Gedeon was not a participant in the SERP during 2014.

Restoration Plan.    The retention and severance agreements provide that a Named Executive’s company matching account and company service-based account become fully vested on, among other events, the date the Named Executive terminates his employment for good reason. Messrs. Ferland and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2014. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination of employment for good reason. Messrs. Canafax, Colatrella and Baker were each 100% vested in their respective company matching accounts and company service-based accounts as of December 31, 2014.

Equity Awards.    The retention and severance agreements generally provide that all outstanding and unvested equity awards granted to our Named Executives prior to December 31, 2014 will become fully vested upon, among other events, their termination of employment for good reason, except that no such award that is subject to Internal Revenue Code Section 409A will be paid on a date earlier than is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A.

The stock option amounts reported for each Named Executive do not include the value of unvested and accelerated stock options granted during 2014. We omitted the 2014 stock option awards from the table above because the exercise price of our 2014 stock option awards exceeded the closing price of our common stock as of December 31, 2014, resulting in a net loss for those options.

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due to the Named Executives assuming the termination of their employment by reason of death or disability as of December 31, 2014.

	Mr. Ferland	Mr. Colatrella	Mr. Canafax	Mr. Baker	Mr. Gedeon
Severance Payments(1)	$950,000	$512,300	$475,000	$475,000	$375,000
Cash Retention Award	$3,800,000	—	—	—	—
COBRA Payments(1)	$13,253	$12,972	$14,546	—	$14,630
Outplacement Services(1)	$6,750	$6,750	$6,750	$6,750	$6,750
EICP	—	—	—	—	—
Financial Planning	$14,143	$14,143	—	—	—
Supplemental Executive Retirement Plan (SERP)	$77,299	$46,318	$42,138	$35,597	—
Restoration Plan	$111,297	—	—	—	—
Stock Options (unvested and accelerated)	$899,061	$136,663	$99,185	$58,884	—
Restricted Stock Units (unvested and accelerated)	$3,183,712	$539,401	$391,264	$232,401	$74,720
Performance Shares (unvested and accelerated)	$6,264,010	$1,705,648	$1,225,877	$813,101	$147,228
Tax Reimbursements	—	—	—	—	—
Total	$15,319,525	$2,974,195	$2,254,760	$1,621,733	$618,328

(1)	These benefits would not be payable in the event of a Named Executive’s death.

Severance Payment.    The severance payments reported for each Named Executive represent lump-sum cash payments equal to 52 weeks base salary as in effect on the date of termination. This is the amount that would have been payable under The Babcock & Wilcox Executive Severance Plan dated November 5, 2012 (the “Executive Severance Plan”). Through this plan, eligible employees are entitled to receive specified severance benefits, including the severance payment reported, in the event their employment is terminated due to a termination by the Company by reason of a Named Executive being unable to perform his duties due to their physical or mental illness or disability. The Executive Severance Plan generally provides for benefits in the event a Named Executive is terminated by the Company for reasons other than “cause.” “Cause” is defined to exclude instances where an eligible employee is unable to perform his duties by reason of his physical or mental illness or disability.

Cash Retention Award.    Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under the EICP, 50% of which would be paid on each of the second and third anniversaries of a restructuring transaction if Mr. Ferland remains continuously employed with New B&W at each such date. Any unvested portion of the cash retention award is payable in full upon Mr. Ferland’s death or “disability” so long as he remains continuously employed by the Company through the date of death or last date of employment due to “disability.” Under the terms of Mr. Ferland’s retention agreement, “disability” means the circumstances that would qualify for long term disability under the Company’s long term disability plan (the “Disability Plan”). The Disability Plan defines “disability” to generally mean that, due to sickness, pregnancy or accidental injury, an employee is receiving “appropriate care” and “treatment from a doctor” (each as defined in the long term disability plan) on a continuing basis, and

•	during the employee’s “elimination period” (as defined in the Disability Plan) and the next 24 month period, the employee is unable to earn more than 80% of his or her predisability earnings or indexed predisability earnings at his or her occupation for any employer in his or her local economy; or

•

after the 24 month period, the employee is unable to earn more than 60% of his or her indexed predisability earnings from any employer in his or her local economy, and which provides the employee with substantially the same earning capacity as the employee’s former earning capacity prior to the start of his or her disability.

COBRA Payments.    Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, each Named Executive would be entitled to a lump-sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive and his qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2014 medical, dental and/or vision benefits for the Named Executive and his qualified beneficiaries by 102%, and then multiplying the product by three-fourths. No amount would be payable to Mr. Baker for a December 31, 2014 termination because he did not elect medical, dental or vision benefits through our Company in 2014. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.

Outplacement Services.    Each Named Executive would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following his or her termination by the Company for reasons other than cause. The amounts reported represent the per-person cost our company would incur to engage our third-party service provider for 12 months of executive outplacement services.

Financial Planning.    Under the terms of the agreement with our financial planning service provider, each Named Executive is entitled to financial planning benefits for one year following his long-term disability, among other events, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the amount the Company paid for financial planning services for the Named Executive to receive such benefits in 2014.

SERP.    Under the terms of the SERP, an executive’s company account fully vests on, among other events, the executive’s death or disability. Messrs. Ferland, Colatrella, Canafax and Baker were 20%, 40%, 60% and 40% vested, respectively, in their company accounts as of December 31, 2014. Accordingly, 80%, 60%, 40% and 60%, respectively, of the amounts in their company accounts would be subject to accelerated vesting upon their death or disability. Mr. Gedeon was not a participant in the SERP during 2014.

Restoration Plan.    Under our Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date of the executive’s death or disability. Messrs. Ferland and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2014. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their death or disability. Messrs. Canafax, Colatrella and Baker were each 100% vested in their respective company matching accounts and company service-based accounts as of December 31, 2014.

Equity Awards.    Under the terms of the awards outstanding for each Named Executive as of December 31, 2014, all unvested stock awards become vested and all unvested option awards become vested and exercisable in the event the applicable Named Executive’s employment terminates by reason of his death or disability. Additionally, the retention agreements with Messrs. Ferland, Canafax, Baker and Gedeon generally provide that the retention equity award granted pursuant to the terms of the retention agreement becomes fully vested upon, among other events, their termination of employment due to the Named Executive’s death or disability, so long as the Named Executive remained continuously employed by the Company through the date of death or the date of separation from service due to disability.

The stock option amounts reported for each Named Executive do not include the value of unvested and accelerated stock options granted during 2014. We omitted the 2014 stock option awards from the table above because the exercise price of our 2014 stock option awards exceeded the closing price of our common stock as of December 31, 2014, resulting in a net loss for those options.

Estimated Value of Benefits to Be Received Upon Change in Control

The following table shows the estimated value of payments and other benefits due the Named Executives assuming a change in control and termination as of December 31, 2014.

	Mr. Ferland	Mr. Colatrella	Mr. Canafax	Mr. Baker	Mr. Gedeon
Severance Payments	$4,750,000	$1,741,820	$1,520,000	$1,615,000	$1,200,000
EICP	$950,000	$358,610	$285,000	$332,500	$151,027
Financial Planning	$14,143	$14,143	—	—	—
Supplemental Executive Retirement Plan (SERP)	$77,299	$46,318	$42,138	$35,597	—
Restoration Plan	$111,297	—	—	—	—
Benefits	$51,974	$50,870	$57,043	—	$57,374
Stock Options (unvested and accelerated)	$899,061	$136,663	$99,185	$58,884	—
Restricted Stock Units (unvested and accelerated)	$3,183,712	$539,401	$391,264	$232,401	$74,720
Performance Shares (unvested and accelerated)	$6,264,010	$1,705,648	$1,225,877	$813,101	$147,228
Tax Reimbursements	—	—	—	—	—
Total	$16,301,496	$4,593,473	$3,620,507	$3,087,483	$1,630,349

The Company has change-in-control agreements with various officers, including each of our Named Executives. With the exception of Mr. Ferland, the retention and severance agreements generally provide that in the event of a change in control (which generally means the same as it does under the Company’s change-in-control agreements), the Named Executive’s change-in-control agreement with the Company will control. This is also generally true for Mr. Ferland, except that his retention agreement modified his change-in-control agreement to reduce the multiplier of his severance payment based on salary from 2.99 to 2.5 prior to the effective date of a restructuring transaction, which had not occurred as of December 31, 2014.

Generally, under the Company’s change-in-control agreements, if a Named Executive is terminated within one year following a change in control either (1) by the Company for any reason other than cause or death or disability; or (2) by the Named Executive for good reason, the Named Executive is entitled to receive:

•	accelerated vesting in the executive’s SERP account;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination; and
•	a cash payment for health benefits coverage.

In addition to these payments, the Named Executive would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused vacation and reimbursements.

Under the Company’s change-in-control agreements, a “change in control” will be deemed to have occurred on the occurrence of any of the following:

•

Any person, other than an ERISA-regulated pension plan established by the Company or its affiliates makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors cease for any reason to constitute a majority of the members of the board of directors;

•

consummation of a business combination unless, immediately following such business combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (2) if the business combination involves the issuance or payment by the Company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (3) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such business combination and (4) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of the Company immediately before consummation of such business combination; or

•

consummation of a major asset disposition unless, immediately following such major asset disposition, (1) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (2) a majority of the members of the board of directors (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the Company immediately before consummation of such major asset disposition.

Severance Payment.    The severance payment made to each Named Executive, with the exception of Mr. Ferland, in connection with a change in control is a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. As modified by his retention agreement, the severance payment made to Mr. Ferland in connection with a change in control is a cash payment equal to two and a half times the sum of (1) his annual base salary prior to termination and (2) the same annual base salary multiplied by his target EICP percentage for the year in which the termination occurs. Assuming a termination as of December 31, 2014, the severance payment under a change in control would have been calculated based on the following:

•	Mr. Ferland: $950,000 base salary and $950,000 target annual incentive compensation (100% of his annual base salary);

•	Mr. Colatrella: $512,300 base salary and $358,610 target annual incentive compensation (70% of his annual base salary);

•	Mr. Canafax: $475,000 base salary and $285,000 target annual incentive compensation (60% of his annual base salary);

•	Mr. Baker: $475,000 base salary and $332,500 target annual incentive compensation (70% of his annual base salary); and

•	Mr. Gedeon: $375,000 base salary and $225,000 target annual incentive compensation (60% of his annual base salary).

EICP Payment.    Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a change in control, as follows:

•

If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2013 EICP awards were paid before December 31, 2014. As a result, no payment would have been due to our Named Executives in this respect.

•

The executive would be entitled to a prorated target EICP payment equal to the product of the Named Executive’s annual base salary and EICP target percentage, with the product prorated based on the number of days the Named Executive was employed during the year in which the termination occurs. Based on a December 31, 2014 termination, each Named Executive other than Mr. Gedeon would have been entitled to an EICP payment equal to 100% of his 2014 target EICP, as in effect immediately prior to the date of termination. Based on a December 31, 2014 termination, Mr. Gedeon would have been entitled to an EICP payment equal to 67% of his 2014 target EICP.

Financial Planning.    Under the terms of the agreement with the Company’s financial planning service provider, each Named Executive is entitled to financial planning benefits for one year following a change in control, so long as the agreement has not been earlier terminated. The amounts reported in this column represent the fee that would be required to be paid for each such Named Executive to receive such benefits. “Change of control” is not defined under the agreement.

SERP.    Under the terms of the Company’s SERP, an executive’s company account becomes fully vested on, among other events, the date a change in control occurs. Messrs. Ferland, Colatrella, Canafax and Baker were 20%, 40%, 60% and 40% vested, respectively, in their company accounts as of December 31, 2014. Accordingly, 80%, 60%, 40% and 60%, respectively, of the amounts in their company accounts would be subject to accelerated vesting upon the occurrence of a change in control.

Mr. Gedeon was not a participant in the SERP during 2014. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to the change-in-control agreements.

Restoration Plan.    Under the Company’s Restoration Plan, an executive’s company matching account and company service-based account become fully vested on, among other events, the date a change in control occurs. Messrs. Ferland and Gedeon were 0% vested in their company matching accounts and company service-based accounts as of December 31, 2014. Accordingly, 100% of the amounts in their company matching accounts and company service-based accounts would be subject to accelerated vesting upon their termination of employment following a change of control. Messrs. Canafax, Colatrella and Baker were each 100% vested in their respective company matching accounts and company service-based accounts as of December 31, 2014. “Change in control” has a substantially similar meaning under the Company’s Restoration Plan as it does under the Company’s change in control agreements, except that a participant in the Company’s Restoration Plan is excluded from accelerated vesting if the participant is part of a purchasing group that consummates a transaction that qualifies as a change of control under the Restoration Plan.

Benefits.    The amounts reported represent three times the full annual cost of coverage for medical, dental and vision benefits provided to the Named Executive and their covered dependents for the year ended December 31, 2014. No amount would be payable to Mr. Baker for a December 31, 2014 termination because he did not elect medical, dental or vision benefits through our Company in 2014.

Tax Reimbursements.    The agreements do not provide any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a Named Executive to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the Named Executive retaining a larger after-tax amount.

Equity Awards.    Under the terms of the awards outstanding, all unvested stock and option awards would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under the Company’s 2010 LTIP, a “change in control” occurs under the same circumstances described above with respect to the Company’s change-in-control agreements. See “Equity

Awards” under the “Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability” table above for more information regarding the amounts reported for stock option awards, which information is also applicable to the “Estimated Value of Benefits to Be Received Upon Change in Control” table above.

The stock option amounts reported for each Named Executive do not include the value of unvested and accelerated stock options granted during 2014. We omitted the 2014 stock option awards from the table above because the exercise price of our 2014 stock option awards exceeded the closing price of our common stock as of December 31, 2014, resulting in a net loss for those options.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 10, 2015 (unless noted otherwise) by each director or nominee as a director, each Named Executive and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the vesting of restricted stock units or the exercise of stock options.

Name	Shares Beneficially Owned	Shares Deferred (1)
Jan A. Bertsch	3,719	3,743
P. Sandy Baker (2)	72,032	2,744
Thomas A. Christopher	3,921	12,267
Anthony S. Colatrella (3)	127,395	8,931
John A. Fees (4)	111,129	16,128
E. James Ferland (5)	363,165	11,036
Brian K. Ferraioli (6)	3,719	3,633
Stephen G. Hanks	21,289	0
Adm. Richard W. Mies	6,042	16,128
James D. Canafax (7)	108,650	0
Robert L. Nardelli (6)	3,743	0
Larry L. Weyers	18,078	0
Elias Gedeon(8)	299	0
All directors and executive officers as a group (18 persons) (9)	1,052,392	80,867

(1)	Amounts reported in the “Shares Deferred” column represent shares of common stock underlying vested restricted stock units and accrued dividend equivalents paid in shares that our directors or Named Executives have elected to defer under our SERP, but which are not considered beneficially owned under applicable Securities and Exchange Commission rules. See “Director Compensation – Stock Awards” and “Deferred Stock Under 2010 LTIP” under the “Non-Qualified Deferred Compensation” table for additional information on the deferral of stock awards.

(2)	Shares owned by Mr. Baker include 47,566 shares of common stock that he may acquire on the exercise of stock options and 2,034 shares of common stock held in our Thrift Plan.

(3)	Shares owned by Mr. Colatrella include 94,779 shares of common stock that he may acquire on the exercise of stock options and 990 shares of common stock held in our Thrift Plan.

(4)	Shares owned by Mr. Fees include 9,133 shares of common stock held in our Thrift Plan.

(5)	Shares owned by Mr. Ferland include 302,517 shares of common stock that he may acquire on the exercise of stock options and 908 shares of common stock held in our Thrift Plan.

(6)	Shares reported in the “Shares Beneficially Owned” column for Mr. Ferraioli and Mr. Nardelli represent shares of common stock underlying vested restricted stock units that each elected to defer under our SERP. These shares are payable to Mr. Ferraioli and Mr. Nardelli immediately upon death, disability (as defined in our SERP), or termination of service as a director of the Company.

(7)	Shares owned by Mr. Canafax include 73,550 shares of common stock that she may acquire on the exercise of stock options and 2,847 shares of common stock held in our Thrift Plan

(8)	Shares owned by Mr. Gedeon include 299 shares of common stock held in our Thrift Plan.

(9)	Shares owned by all directors and executive officers as a group include 656,700 shares of common stock that may be acquired on the exercise of stock options, as described above and 22,528 shares of common stock held in our Thrift Plan.

Shares beneficially owned by each of our directors and officers individually in each case constituted less than one percent of the outstanding shares of common stock on March 10, 2015, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The aggregate shares beneficially owned by all of our directors and officers as a group constituted approximately 1.0% of the outstanding shares of common stock measured as of the same date and on the same basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price	12,748,837	(2)	11.9%
100 E. Pratt Street
Baltimore, MD 21202

Blue Harbour Group, LP	10,541,502	(3)	9.9%
646 Steamboat Road
Greenwich, CT 06830

The Vanguard Group	6,233,612	(4)	5.8%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock Inc.	5,600,334	(5)	5.2%
55 East 52nd Street
New York, NY 10022

FMR LLC	5,356,319	(6)	5.0%
245 Summer Street
Boston, MA 02210

(1)	Percent is based on outstanding shares of our common stock on March 10, 2015.

(2)	As reported on Schedule 13G/A filed with the SEC on February 10, 2015. The Schedule 13G/A reports beneficial ownership of 12,748,837 shares of our common stock by T. Rowe Price Associates, Inc. (“Price Associates”), which has sole voting power over 3,242,442 shares and sole dispositive power over 12,748,837 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, Inc., for which Price Associates serves as an investment adviser. Price Associates expressly disclaims that it beneficially owns such securities. The Schedule 13G/A reports that T. Rowe Price Mid-Cap Growth Fund has sole voting power over 7,500,000 shares and sole dispositive power over no shares.

(3)	As reported on Schedule 13D/A filed with the SEC on February 2, 2015. The Schedule 13D/A reports beneficial ownership of 10,541,502 shares of our common stock by Blue Harbour Group, LP, over which shares it has shared voting and shared dispositive power. The Schedule 13D/A reports beneficial ownership of 10,541,502 shares of our common stock by both Blue Harbour Holdings, LLC and Clifton S. Robbins, which each have shared voting and dispositive power over 10,541,502 shares.

(4)

As reported on Schedule 13G/A filed with the SEC on February 10, 2015. The Schedule 13G/A reports beneficial ownership of 6,233,612 shares of our common stock by The Vanguard Group, which has sole voting power over 71,466 shares, shared voting power over zero shares, sole dispositive power over 6,170,966 shares and shared dispositive power over 62,646 shares. The Schedule 13G/A also reports Vanguard

Fiduciary Trust Company as the beneficial owner of 62,646 shares and Vanguard Investments Australia, Ltd. as the beneficial owner of 8,800 shares. The Schedule 13G/A reports that both beneficial owners are wholly-owned subsidiaries of The Vanguard Group, Inc.

(5)	As reported on Schedule 13G filed with the SEC on February 3, 2015. The Schedule 13G reports beneficial ownership of 5,600,334 shares of our common stock by Blackrock Inc. (“BlackRock”), over which it BlackRock holds sole dispositive power. The Schedule 13G/A reports that BlackRock holds sole voting power over 4,822,744 shares and shared voting power over zero shares.

(6)	As reported on Schedule 13G filed with the SEC on February 13, 2015. The Schedule 13G reports beneficial ownership of 5,356,319 shares of our common stock by FMR LLC, which has sole voting power over 1,913,213 shares, shared voting power over zero shares and sole dispositive power over 5,356,319 shares.

AUDIT AND FINANCE COMMITTEE REPORT

The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that B&W specifically incorporates it by reference into such filing.

As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of B&W’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) B&W’s compliance with legal and regulatory financial requirements; (ii) B&W’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) B&W’s financial strategies and capital structure; and (iv) B&W’s ethics and compliance program. Our principal responsibility is one of oversight. B&W’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), B&W’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

In this context, we have reviewed and discussed B&W’s audited consolidated financial statements for the year ended December 31, 2014 with B&W’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from B&W and its management. We also considered whether the provision of non-audit services to B&W is compatible with Deloitte’s independence.

We reviewed and discussed with management its assessment and report on the effectiveness of B&W’s internal control over financial reporting as of December 31, 2014, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control — Integrated Framework.” We have also reviewed and discussed with Deloitte its review and report on B&W’s internal control over financial reporting.

Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in B&W’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

THE AUDIT AND FINANCE COMMITTEE

Brian K. Ferraioli, Chairman

Jan A. Bertsch

Larry L. Weyers

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2015

(PROPOSAL 3)

Our Board of Directors has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2015. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the year ended December 31, 2014, we paid Deloitte fees, including expenses and taxes, totaling $6,789,908, which are categorized below. For the year ended December 31, 2013, we paid Deloitte fees, including expenses and taxes, in the amounts reported in the 2013 column below.

	2014	2013
Audit
The Audit fees for the year ended December 31, 2014 were for professional services rendered for the audits of the combined and consolidated financial statements of B&W, the audit of B&W’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of B&W and assistance with review of documents filed with the SEC	$3,594,705	$3,322,005	(1)
Audit-Related
The Audit-Related fees for the year ended December 31, 2014 were for services related to the audit of carve-out financial statements in connection with our planned spin-off, the re-issuance of a consent related to a Form S-8 Registration Statement and services related to SEC correspondence.	$2,766,997	$95,277
Tax
The Tax fees for the year ended December 31, 2014 were for professional services rendered for consultations on various U.S. federal, state and international tax compliance assistance, as well as consultation and advice on various foreign tax matters	$428,206	$539,558
All Other
There were no other fees for services for the year ended December 31, 2014.	$0	$0
Total	$6,789,908	$3,956,840

(1)	Reflects final billings by Deloitte not available at the time mailing of the 2014 Proxy Statement commenced.

It is the policy of our Audit and Finance Committee to preapprove all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.

Annually, the independent registered public accounting firm and the Vice President of Internal

Audit present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act of 1934.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2015. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our Named Executives) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Audit and Finance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is respon-

sible for reviewing the professional occupations and associations of our Board members. Our Audit and Finance Committee also reviews transactions between us and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

In August 2013, we entered into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to our company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% or more beneficial owners were satisfied.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2016 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 20, 2015. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2016

Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on January 1, 2016 or later than January 31, 2016 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent bylaw provisions can be found on our Web site at www.babcock.com at “Investor Relations — Corporate Governance — Highlights.”

By Order of the Board of Directors,

JAMES D. CANAFAX

Corporate Secretary

Dated: March 20, 2015

THE BABCOCK & WILCOX COMPANY 13024 BALLANTYNE CORPORATE PLACE, SUITE 700 CHARLOTTE, NORTH CAROLINA 28277	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 30, 2015 (April 28, 2015 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 30, 2015 (April 28, 2015 for participants in B&W’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M84009-P61237	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BABCOCK & WILCOX COMPANY Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the nominees listed:			☐	☐	☐
1.	Election of Directors
Nominees:
01) Jan A. Bertsch (Class II) 02) Thomas A. Christopher (Class II) 03) Stephen G. Hanks (Class II)

Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Advisory vote on executive compensation.							☐	☐	☐
3.	Ratification of Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2015.							☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees and FOR proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

The Babcock & Wilcox Company

Annual Meeting of Stockholders

Friday, May 1, 2015 at 9:30 a.m.

The Ballantyne Hotel

The Carolina Room

10000 Ballantyne Commons Parkway

Charlotte, North Carolina 28277

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH

AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

M84010-P61237

THE BABCOCK & WILCOX COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 1, 2015

The undersigned stockholder(s) hereby appoint(s) E. James Ferland and James D. Canafax, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The Babcock & Wilcox Company (“B&W”) that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on May 1, 2015, at The Ballantyne Hotel, The Carolina Room, 10000 Ballantyne Commons Parkway, Charlotte, NC 28277, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

ATTENTION PARTICIPANTS IN B&W’S THRIFT PLAN: If you held shares of The Babcock & Wilcox Company common stock through The Thrift Plan for B&W Employees and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on April 28, 2015. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE